UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CIGNA Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CIGNA Corporation
Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192-1550

March 22, 2007

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	3:30 p.m. on Wednesday, April 25, 2007.
PLACE	The Philadelphia Museum of Art, Van Pelt Auditorium 26th Street and the Benjamin Franklin Parkway Philadelphia, Pennsylvania
ITEMS OF BUSINESS	• Elect four directors for terms expiring in April 2010.
• Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2007.
• Approve the amended and restated CIGNA Executive Incentive Plan.
• Consider any other business properly brought before the meeting.
RECORD DATE	Tuesday, February 27, 2007. CIGNA shareholders of record at the close of business on that date are entitled to vote at the meeting.
PROXY VOTING

Your vote is important, even if you do not own many shares. We urge you to mark, date, sign and return the enclosed proxy/voting instruction card or, if you prefer, to vote by telephone or by using the Internet.

H. EDWARD HANWAY Chairman and Chief Executive Officer
By order of the Board of Directors,

NICOLE S. JONES Corporate Secretary and Vice President and Chief Counsel, Corporate & Financial Law

CIGNA CORPORATION
2007 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

CIGNA CORPORATION

Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192-1550

CIGNA is providing these proxy materials in connection with its 2007 annual meeting of shareholders. This proxy statement, the accompanying proxy card and CIGNA’s 2006 Annual Report on Form 10-K were first mailed to shareholders on or about Thursday, March 22, 2007. As used in this proxy statement, “CIGNA” and the “Company” may refer to CIGNA Corporation itself, one or more of its subsidiaries, or CIGNA Corporation and its consolidated subsidiaries.

ABOUT THE ANNUAL MEETING

Why did I receive this proxy statement?

The Board of Directors of CIGNA Corporation is soliciting your proxy to vote at the 2007 annual meeting. You are receiving a proxy statement because you owned shares of CIGNA common stock on Tuesday, February 27, 2007, the record date, and that entitles you to vote at the annual meeting. By use of a proxy, you can vote, whether or not you attend the meeting. This proxy statement describes the matters on which CIGNA would like you to vote and provides information on those matters.

What will I be voting on?

•       Election of four directors for terms expiring in April 2010 (see page 8).

•       Ratification of the appointment of PricewaterhouseCoopers LLP as CIGNA’s independent registered public accounting firm for 2007 (see page 19).

•       Approval of the amended and restated CIGNA Executive Incentive Plan (see page 22).

What are the Board of Directors’ recommendations?

The Board recommends a vote:

•       for the election of the director nominees;

•       for the ratification of the appointment of PricewaterhouseCoopers LLP as CIGNA’s independent registered public accounting firm for 2007; and

•       for the approval of the amended and restated CIGNA Executive Incentive Plan.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will come before the shareholders during the annual meeting. The chairman of the meeting may refuse to allow presentation of a proposal or a nomination for the Board from the floor at the annual meeting if the proposal or nomination was not properly submitted. Our 2006 proxy statement described the requirements for properly submitting proposals and nominations from the floor at this year’s annual meeting. The requirements are similar to those described on page 7 for the 2008 annual meeting. The proxies will vote for or against other matters that come before the annual meeting as the proxies deem advisable.

How many votes can be cast by all shareholders?

Each share of CIGNA common stock is entitled to one vote. We had 97,088,142 shares of common stock outstanding and entitled to vote on Tuesday, February 27, 2007.

How many votes must be present to hold the annual meeting?

At least two-fifths of the issued and outstanding shares entitled to vote, or 38,835,257 votes, present in person or by proxy, is needed to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting. This will help us know that enough votes will be present to hold the meeting.

How many votes are needed to approve each proposal?

•       The number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee for that nominee to be elected to the Board.

•       The affirmative vote of a majority of the shares, present in person or by proxy, must be cast in favor of:

•        The ratification of the appointment of PricewaterhouseCoopers LLP as CIGNA’s independent registered public accounting firm for 2007.

•        The approval of the amended and restated CIGNA Executive Incentive Plan.

What if I vote to “abstain?”

A vote to “abstain” for the election of directors will have no effect on the outcome of that proposal. A vote to “abstain” for the other proposals will have the effect of a vote against. However, in either case, your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

How do I vote if I hold shares as a record holder?

If your name is registered on CIGNA’s stockholder records as the owner of shares, you are the “record holder.”  If you hold shares as a record holder, there are four ways that you can vote your shares.

•       Over the Internet.   Vote at http://www.proxyvoting.com/ci. The Internet voting system is available 24 hours a day until 11:59 p.m. E.D.T. on Tuesday, April 24, 2007. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

•       By telephone.   Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. E.D.T. on Tuesday, April 24, 2007. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

•       By mail.   Mark your voting instructions on the proxy card, and sign and date it. Then, return the proxy card in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before the polls close at the meeting on Wednesday, April 25, 2007.

•       In person.   Attend the annual meeting, or send a personal representative with an appropriate proxy, in order to vote.

How do I vote if a bank, broker, or other nominee holds my shares?

If you hold shares in “street name,” that means a bank, broker or other nominee is actually the record owner entitled to vote those shares under New York Stock Exchange rules. In this case, follow the voting instruction you receive from the institution. If you want to vote in person at the annual meeting, you must first obtain a legal proxy from the bank, broker or other nominee that holds your shares and bring that proxy to the meeting.

If you do not submit voting instructions to your bank, broker or other nominee, the institution may still be permitted to vote your shares. It will have discretionary authority to vote on the election of directors, approval of the amended and restated CIGNA Executive Incentive Plan and ratification of the appointment of PricewaterhouseCoopers LLP.

How do I vote if my CIGNA shares are held by Mellon Investor Services in my Employee Stock Accounts?

Employee Stock Accounts maintained by Mellon Investor Services hold restricted stock that has not yet vested, restricted stock that has vested, and shares acquired through an option exercise. If you have these kinds of shares, you should follow the rules above for voting shares held as a record holder.

Can I vote if I have money in the CIGNA Stock Fund of the CIGNA or Intracorp 401(k) plans?

If you have money invested in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan, you do not actually own shares of CIGNA stock. The plan trustees do. Under the plans, however, you have pass-through voting rights based on your interest — the amount of money you have invested — in the CIGNA Stock Fund. You may exercise pass-through voting rights in almost the same way that shareholders may vote their shares, but you have an earlier deadline. If your voting instructions are received by 11:59 p.m. E.D.T. on Friday, April 20, 2007 at Mellon Investor Services, the trustee will submit a proxy that reflects your instructions.

You may send your instructions to Mellon Investor Services by using the mail (proxy/voting instruction card), telephone or Internet methods described on the proxy/voting instruction card. Your voting instructions will be kept confidential under the terms of the plans. You may not vote in person at the annual meeting. If you do not give voting instructions (or they are received after 11:59 p.m. E.D.T. on Friday, April 20, 2007), the trustees will vote your interest in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan as instructed by a management advisory committee.

Can I change my vote?

Yes, if you are a holder of record, you may:

•       Enter new instructions on either the telephone or Internet voting system before 11:59 p.m. E.D.T. on Tuesday, April 24, 2007.

•       Send a new proxy card with a later date than the card previously submitted. We must receive your new proxy card before the annual meeting begins on Wednesday, April 25, 2007.

•       Write to the Corporate Secretary at the address listed on page 10. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Your letter must be received by the Corporate Secretary before the annual meeting begins on Wednesday, April 25, 2007.

•       Attend the annual meeting on Wednesday, April 25, 2007 and vote in person (or by personal representative with an appropriate proxy).

If you hold your shares in street name, you may submit new voting instructions by contacting your broker, bank or other holder of record.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•       for the election of the director nominees;

•       for the ratification of the appointment of PricewaterhouseCoopers LLP as CIGNA’s independent registered public accounting firm for 2007; and

•       for the approval of the amended and restated CIGNA Executive Incentive Plan.

If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

Is my vote confidential?

If you want your vote to be confidential, you must indicate that when you submit your proxy. If you choose confidential voting, your voting records will not be disclosed to us except as required by law or in contested Board elections.

Who will count the votes?

IVS Associates has been appointed Inspector of Election for the annual meeting. The Inspector will determine the number of shares outstanding and voting power of each, the shares represented at the annual meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

Who pays for the proxy solicitation and how will CIGNA solicit votes?

CIGNA pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers, employees and agents by telephone, electronic or facsimile transmission or in person. We will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their related out-of-pocket expenses. In addition, we have engaged Georgeson Shareholder Communications, Inc. to assist in soliciting proxies. CIGNA will pay Georgeson a fee of approximately $15,000 and reimburse Georgeson for its reasonable out-of-pocket expenses associated with this work.

What is householding?

If you and other residents at your mailing address own shares of CIGNA stock in “street name,” your broker or bank should have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Your broker or bank will send one copy of our annual report and proxy statement to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card. Householding benefits both you and CIGNA because it reduces the volume of duplicate information received at your household and helps CIGNA reduce expenses.

If you would like to receive your own set of CIGNA’s future annual reports and proxy statements, or if you share an address with another CIGNA shareholder and together both of you would like to receive only a single set of CIGNA annual disclosure documents, please contact ADP, Householding Department,

51 Mercedes Way, Edgewood, NY 11717 or call them at 800.542.1061. The request must be made by each person in the household. Be sure to indicate your name, the name of your brokerage firm or bank, and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s proxy statement or our annual report, we will send a copy to you if you address a written request to CIGNA Corporation, Shareholder Services, 1601 Chestnut Street, TL18, Philadelphia, PA 19192-1550.

How can I receive a copy of CIGNA’s 10-K?

You can obtain a copy of our 2006 Annual Report on Form 10-K by:

•       accessing CIGNA’s internet site at http://www.cigna.com/about_us/investor_relations/sec_filings.html;

•       requesting a hard copy on CIGNA’s internet site https://secure.cigna.com/form/kana/lit_request/index.html; or

•       sending a written request to CIGNA Corporation, Shareholder Services, 1601 Chestnut Street, TL18, Philadelphia, PA 19192-1550.

You can also obtain a copy of CIGNA’s Form 10-K and other periodic reports filed with the Securities and Exchange Commission (SEC) from the SEC’s electronic database at www.sec.gov.

How do I find out the annual meeting voting results?

The final voting results of the annual meeting will be published no later than Tuesday, August 14, 2007 in CIGNA’s second quarter 2007 report on Form 10-Q.

ABOUT SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR
2008 ANNUAL MEETING

How do I submit a proposal for the 2008 annual meeting?

If you want your proposal to be included in next year’s proxy statement, you should send it to the Corporate Secretary by the close of business on Friday, November 2, 2007.

If you want to present your proposal at the 2008 annual meeting, but do not meet the deadline for inclusion in the proxy statement, your proposal must be received by the close of business on Thursday, January 24, 2008. Any shareholder who wishes to introduce a proposal should consult CIGNA’s by-laws and applicable proxy rules of the Securities and Exchange Commission.

How do I nominate a candidate for director at the 2008 annual meeting?

You must notify the Corporate Secretary by the close of business on Thursday, January 24, 2008. The notice must include certain information, specified in CIGNA’s by-laws, about you and your nominee(s). Each nominee must also provide the Corporate Secretary with written consent to serve if elected and a written statement indicating whether the nominee intends to tender an irrevocable resignation effective upon failure to receive the required number of votes for election or reelection. If you would like to make suggestions for Board nominees to the Corporate Governance Committee of the Board of Directors, those suggestions should be submitted by October 1, 2007 to ensure consideration by the CGC for the 2008 annual meeting.

INFORMATION ABOUT ITEM 1. ELECTION OF DIRECTORS

At this meeting, four directors are seeking election for terms expiring in 2010. CIGNA’s Board is currently set at 12 and is divided into three classes, each with a three-year term.

All nominees have consented to serve, and the Board does not know of any reason why any would be unable to serve. If a nominee becomes unavailable or unable to serve before the annual meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute, proxies cast for the original nominee will be deemed cast for the substitute nominee.

The Board of Directors’ Nominees for Terms to Expire in April 2010

Robert H. Campbell (69) has been a Director of CIGNA since 1992. He served as Chairman of Sunoco, Inc. (a domestic refiner and marketer of petroleum products) from 1992 until 2000, and as Chief Executive Officer from 1991 until 2000. Mr. Campbell is a Director of Hershey Foods Corporation and Vical, Inc. His term as a Director of CIGNA expires in 2007.

Isaiah Harris, Jr. (54) has been a Director of CIGNA since 2005. Mr. Harris served as the President of AT&T Advertising & Publishing – East (a communications services company) from 2005 until February 2007, as President, BellSouth Enterprises, Inc. from 2004 until 2005, and as President, BellSouth Consumer Services and Customer Markets Group from 2000 until 2004. Mr. Harris is a Director of Deluxe Corporation. His term as a Director of CIGNA expires in 2007.

Jane E. Henney, M.D. (59) has been a Director of CIGNA since 2004. Dr. Henney has served as Senior Vice President and Provost, Health Affairs at University of Cincinnati Academic Health Center (an educational institution) since July 2003, was a Senior Scholar at the Association of Academic Health Centers from 2001 until 2003 and Commissioner of the U.S. Food & Drug Administration from 1998 until 2001. Dr. Henney is a Director of AmerisourceBergen Corporation and AstraZeneca PLC. Her term as a Director of CIGNA expires in 2007.

Donna F. Zarcone (49) has been a Director of CIGNA since 2005. Ms. Zarcone is President and Chief Executive Officer of D. F. Zarcone & Associates LLC, a strategic advisory consulting firm founded in January 2007. She served as the President and Chief Operating Officer of Harley-Davidson Financial Services, Inc. (a provider of wholesale and retail financing, insurance and credit card programs), a wholly-owned subsidiary of Harley-Davidson, Inc., from 1998 until 2006. Ms. Zarcone is a member of the Board of Managers of Wrightwood Capital, a privately held company and is a Certified Public Accountant. Her term as a Director of CIGNA expires in 2007.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ABOVE NOMINEES.

Directors Who Will Continue in Office

H. Edward Hanway (55) has been a Director of CIGNA since 1999. He has served as the Chairman of the Board of CIGNA Corporation since December 2000, the Chief Executive Officer since January 2000, and President since 1999. He has been associated with CIGNA since 1978. His term as a Director of CIGNA expires in 2009.

Peter N. Larson (67) has been a Director of CIGNA since 1997. He served as the Chairman and Chief Executive Officer of Brunswick Corporation (a producer of recreational consumer products) from 1995 until 2000. His term as a Director of CIGNA expires in 2008.

Roman Martinez IV (59) has been a Director of CIGNA since 2005. He has been a private investor since 2003. Mr. Martinez served as Managing Director of Lehman Brothers Inc. (an investment banking firm), where he was employed, including by its predecessor firm, from 1971 until 2003. Mr. Martinez is a Director of Alliant Techsystems, Inc. His term as a Director of CIGNA expires in 2008.

James E. Rogers (59) has been a Director of CIGNA since February 2007. Mr. Rogers has served as the Chairman, President and Chief Executive Officer of Duke Energy Corporation (an electric power company) since 2006 and was formerly the Chairman, President and Chief Executive Officer of CINERGY Corp., (which merged with Duke Energy Corporation in 2006) from 1994 until 2006. Mr. Rogers is a director of Fifth Third Bancorp. His term as a Director of CIGNA expires in 2009.

Harold A. Wagner (71) has been a Director of CIGNA since 1997. He has served as the Non-Executive Chairman of Agere Systems Inc. (a provider of communications components) since 2001. Mr. Wagner is a Director of PACCAR Inc., United Technologies Corporation and Maersk Inc., a subsidiary of A.P. Moller. Although his term as a Director of CIGNA expires in 2009, he will retire from the Board at the 2008 annual meeting.

Carol Cox Wait (64) has been a Director of CIGNA since 1995. She has been the President of Boggs, Atkinson, Inc. (a real estate company) since 2003 and is also the General Manager for Artesia, Bellflower and Ramona Senior Centers, a Managing Member of Lakewood Towers LLC and Manager of VCB Bluebird LLC and VCB Palm LLC. Ms. Wait also served as a Director, President and Chief Executive Officer of the Committee for a Responsible Federal Budget (a bi-partisan, educational, non-profit organization) from 1981 until 2003 and was the President of Carol Cox and Associates (a consulting firm) from 1984 until 2003. Her term as a Director of CIGNA expires in 2008.

William D. Zollars (59) has been a Director of CIGNA since 2005. Mr. Zollars has served as the Chairman, President and Chief Executive Officer of YRC Worldwide, Inc. (formerly Yellow Roadway Corporation) (a holding company whose subsidiaries provide regional, national and international transportation and related services) since 1999. Mr. Zollars is a Director of ProLogis Trust and Cerner Corporation. His term as a Director of CIGNA expires in 2008.

In addition, Eric C. Wiseman, Director, President and Chief Operating Officer of VF Corporation (an apparel manufacturer) will join CIGNA’s Board effective April 2007.

CORPORATE GOVERNANCE

CIGNA Corporation’s Corporate Governance Policies

The Board and its committees periodically review their practices with the goal of increasing their effectiveness. Over the years, the Board and its committees have modified their practices, which are embodied in the Board Practices and the Audit, Corporate Governance, Finance, and People Resources Committee Charters. These documents are posted at http://www.cigna.com/about_us/governance/index.html. They also are available in print to any shareholder who submits a written request to our principal executive offices:

Corporate Secretary
CIGNA Corporation
Two Liberty Place, TL17
1601 Chestnut Street
Philadelphia, PA 19192-1550

Board Structure and Composition

Our by-laws require our Board to have at least eight directors, but no more than 16. The Board and its Corporate Governance Committee (CGC) each periodically consider the appropriate size of the Board. There is a strong commitment to a Board composed principally of independent, non-employee Directors. CIGNA Corporation currently has one, and has never had more than two, employee directors.

Process and Criteria for Nominating Directors

Director Selection Policy and Criteria.   The CGC, in consultation with the Board, develops specific criteria to guide director searches. The criteria are as follows:

•       Directors should represent all shareholders.

•       Directors must be free of conflicts of interest.

•       Directors must possess good judgment and the ability to analyze complex business and public issues.

•       Directors must have demonstrated a high degree of achievement in their respective fields.

•       Diversity, in its many forms, is actively pursued.

•       Governing CIGNA effectively requires a wide range of capabilities and professional attributes, among them:

•        financial acumen;

•        insight into the process of developing and delivering high-quality products and services that respond directly to customer needs and expectations;

•        familiarity with channels of distribution;

•        awareness of consumer market trends;

•        insight into government relationships and processes;

•        familiarity with processes for developing and implementing effective human resources policies and practices; and

•        familiarity with the challenges of operating businesses in the international marketplace.

The chair of the CGC and other members of the Board, as appropriate, interview director candidates prior to the CGC making its recommendation to the Board in the case of a director vacancy or nomination of a candidate by shareholders.

The Board may nominate for election, and fill Board vacancies and new directorships, with only those nominees who agree, among other conditions, to tender resignations conditioned on:

•       the failure to achieve more “for” votes than “against” votes at any future meeting at which they face election; and

•       the Board’s acceptance of their resignation following that election.

That tender of resignation cannot be withdrawn unless the Board eliminates the majority voting standard. The CGC will act on an expedited basis to determine whether to accept the resignation and will submit the recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Consideration of Shareholder Suggestions for Director Selection.   The CGC is responsible for reviewing, advising and reporting to the Board regarding the Board’s membership and director selection. In that capacity, the CGC welcomes shareholder suggestions for Board nominees. Shareholders who wish the CGC to consider their suggestions for Board nominees should submit their suggestions together with appropriate biographical information and qualifications to the CGC. Correspondence may be addressed to:

Corporate Secretary
CIGNA Corporation
Two Liberty Place, TL17
1601 Chestnut Street
Philadelphia, PA, 19192-1550

The CGC generally considers nominees in October for the following annual meeting.

Accordingly, suggestions for Board nominees should be submitted by October 1st to ensure consideration for the following annual meeting. Shareholder suggestions for Board nominees are evaluated using the same criteria described above.

Third-Party Director Search Firm.   The CGC retains SpencerStuart, a third party search firm, to assist the CGC in identifying and evaluating candidates for Board membership who best match CIGNA’s director recruitment criteria.

Shareholder Communications

The Board maintains an address for receipt of shareholder and interested party communications. Shareholders and interested parties may contact the Board of Directors, the non-employee directors or specified individual directors by writing to them at:

Director Access
Attn: Office of the Corporate Secretary
CIGNA Corporation
Two Liberty Place, TL17
1601 Chestnut Street
Philadelphia, PA 19192-1550

All communications other than routine commercial solicitations and opinion surveys will be compiled by the Corporate Secretary and periodically submitted to the Board or, if addressed only to individual directors, to such individual directors. The Corporate Secretary will also promptly advise the appropriate member of management of any concerns relating to products or services, and the Corporate Secretary will notify the Board of the resolution of those concerns.

Other Board Practices

•       The Board meeting schedule and agenda are developed in consultation with directors. The duration of each meeting varies as business needs dictate.

•       The Board and its committees regularly devote time to continuing director education. The Board is regularly updated on CIGNA’s businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect the Company. Directors are also encouraged to attend continuing education courses at CIGNA’s expense.

•       The Board and its committees have unlimited access to appropriate independent advisors, and need not obtain management approval to retain such advisors.

•       Independent directors have regular access to senior managers and employees.

•       The Board meets in executive session without the Chief Executive Officer at the conclusion of most Board meetings and, at least twice a year, meets in extended executive session without the Chief Executive Officer. Generally, the appropriate committee chairperson, depending upon the subject matter being discussed, presides at those Executive Sessions. In 2006, the independent directors met in executive session without the Chief Executive Officer at all of the in-person Board meetings.

•       The Board and each of its committees regularly discuss their performance, and annually conduct a self-assessment. On an ongoing basis, directors offer suggestions and alternatives intended to further improve Board performance.

•       If a director’s principal position at the time of appointment to the Board is discontinued, that director is required to tender his or her resignation to the CGC. The CGC will then recommend to the Board the action, if any, to be taken with respect to the resignation.

•       A director is required to retire no later than the annual meeting of shareholders coincident with or following his or her 72nd birthday.

Disgorgement for Restatements

The Board will, in all appropriate cases and to the full extent permitted by governing law, require reimbursement of any bonus or other cash incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if:

•       the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement;

•       the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and

•       the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

Supermajority Voting Provision

As part of its regular consideration of the Company’s corporate governance, in February 2007, the Board of Directors adopted a resolution in which it committed to support amendments to CIGNA’s certificate of incorporation and by-laws that would replace the 80% supermajority voting requirement relating to (1) any amendment of the by-laws by CIGNA’s stockholders (other than an amendment to the provision of the by-laws concerning number, qualifications, election and term of office for CIGNA’s Board of Directors) and (2) certain business combinations, with a simple majority voting requirement. The proposed amendments will be recommended by the Board of Directors to stockholders for approval at the 2008 annual meeting and, in order to be effective, will require an affirmative vote of at least a majority of the stockholders (in the case of the amendment relating to the by-laws) and 80% of the Company’s outstanding common stock (in the case of the amendment regarding certain business combinations).

Shareholder Rights Plan

CIGNA is currently a party to a Shareholder Rights Agreement. Following the August 4, 2007 expiration of the current Shareholder Rights Agreement, the Board will not adopt a new Shareholder Rights Agreement without first seeking shareholder approval unless the Board determines that adoption of a Shareholder Rights Agreement without prior shareholder approval is in the best interest of CIGNA shareholders.

Board of Directors and Committee Meetings, Membership, Attendance and Independence

Meeting and Membership.   The full Board held nine meetings during 2006. From time to time, the Board or its committees act by unanimous written consent when it is impracticable for them to meet.

The following table shows the current membership, summary of responsibilities and number of meetings in 2006 for each of the committees. Additional information about the committees can be found in the committee charters which are posted at http://www.cigna.com/about_us /governance/committees.html.

Committees	Current Members	Primary Responsibilities	Number of Meetings
Audit	R. H. Campbell* (Chair) J. E. Henney, M.D.* P. N. Larson* R. Martinez* D. F. Zarcone*	• Representing and assisting the Board in fulfilling its oversight responsibilities regarding the adequacy of internal controls, integrity of financial statements, compliance with legal requirements and adherence to ethical standards. • Assessing qualification and independence of, appointing, compensating, overseeing the work of and removing, when appropriate, CIGNA Corporation’s independent auditors.	11
Corporate Governance	C. C. Wait* (Chair) R. H. Campbell* I. Harris* J. E. Henney, M.D.*	• Reviewing, advising, and reporting to the Board regarding the Board’s membership, structure, organization, governance practices and performance. • Reviewing committee assignments annually. • Director selection and compensation, including developing specific director recruitment criteria.	4
Finance	P. N. Larson* (Chair) R. Martinez* H.A. Wagner* D. F. Zarcone* W. D. Zollars*	• Overseeing and advising the Board regarding CIGNA’s capital structure and use, long-term financial objectives and progress against those objectives, investments and information technology strategy and execution.	9
People Resources	H. A. Wagner* (Chair) I. Harris* C. C. Wait* W. D. Zollars*	• Overseeing the policies and processes for people development, including the succession plan for the principal executive officers. • Evaluating the Chief Executive Officer annually and sharing its assessment with the Board when reporting on compensation actions for the Chief Executive Officer. • Reviewing and approving executive compensation plans and equity-based plans, subject to applicable Board and shareholder approvals.	6
Executive	H. E. Hanway (Chair) R. H. Campbell* P. N. Larson* H. A. Wagner* C. C. Wait*	• Acting on matters requiring Board action when convening a full meeting of the Board is difficult or unnecessary.	1

*                    Meets independence standards described below.

All Audit Committee members have significant experience with financial reporting and internal control matters. All members of the Committee are “financially literate.” The Board of Directors has determined that Donna Zarcone is the “audit committee financial expert,” as defined in the applicable rules of the SEC, and meets the qualifications for independence as described below.

Attendance.   During 2006, Board and committee attendance averaged 92% for the Board as a whole. Each incumbent director attended at least 82% of the combined total meetings of the Board and committees on which he or she served during 2006. The Board encourages directors to attend the annual meeting of shareholders. Six directors, including Robert H. Campbell, Isaiah Harris, Jr., Peter N. Larson, Carol Cox Wait and Donna F. Zarcone, attended the 2006 annual meeting.

Independence.   CIGNA’s Board has adopted director independence standards that can be found in the Board Practices posted on CIGNA’s website at http://www.cigna.com/about_us/governance/board_practices.html. CIGNA’s director independence standards provide that a director is not independent if:

•       the director is, or has been within the last three years, an employee of CIGNA, or an immediate family member is, or has been within the last three years, an executive officer of CIGNA;

•       the director has received, or has an immediate family member who has received (other than in a non-executive officer employee capacity), during any twelve-month period within the last three years, more than $100,000 in direct compensation from CIGNA, other than director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•       the director is a current partner or employee, or an immediate family member is a current partner, of CIGNA’s internal or external auditor;

•       the director has an immediate family member who is a current employee of CIGNA’s internal or external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice;

•       the director or an immediate family member was within the last three years (but is no longer) a partner or employee of CIGNA’s internal or external auditor and personally worked on CIGNA’s audit within that time;

•       the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of CIGNA’s present executives at the same time serves or served on that company’s compensation committee; or

•       the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, CIGNA for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of the other company’s consolidated gross revenue.

Our director independence standards further provide that certain relationships are not material and do not impair a director’s independence. In particular:

•       if a director is an executive officer of another company in which CIGNA owns a common stock interest, and the amount of the common stock interest is less than five percent of the total shareholders’ equity of the company he or she serves as an executive officer;

•       if a company with which a director is affiliated is a primary borrower from CIGNA or one of its subsidiaries, so long as the borrowings are approved by the CEO of CIGNA or his designee;

•       a commercial relationship in which a director is an executive officer of another company that owns less than five percent of the total shareholders’ equity of CIGNA;

•       if a director, his/her spouse or anyone (other than domestic employees) sharing the home of a CIGNA director serves as an executive officer, director or trustee (or equivalent) of a charitable organization, and CIGNA’s discretionary charitable contributions to the organization during the past year are less than the greater of $100,000 or two percent of that organization’s annual gross revenue (CIGNA’s automatic matching of employee charitable contributions will not be included in the amount of CIGNA’s contributions for this purpose);

•       if a director or his immediate family members purchasing insurance, services or other products of CIGNA, or using CIGNA’s financial services, all on terms and conditions similar to those available to other similarly situated persons;

•       a director’s membership in the same professional association, social, fraternal or religious organization or club as an executive officer or other director of CIGNA;

•       a director’s current or prior attendance at the same educational institution as an executive officer or other director of CIGNA;

•       a director’s service on the board of directors of another public company on which an executive officer or other director of CIGNA also serves as a director, except for prohibited compensation committee interlocks; or

•       a director who is an executive officer of a public company that also uses the Corporation’s registered independent public accounting firm.

For any relationship outside the guidelines described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above.

The standards of independence described above meet or exceed the independence standards specified in the listing standards of the New York Stock Exchange. Based on the standards described above and the Board’s review, the Board affirmatively determined that:

•       all of the directors and director nominees, except Mr. Hanway, are independent; and

•       all members of the Audit Committee, Corporate Governance Committee, Finance Committee and People Resources Committee are independent.

In February 2007, the Board and CGC reviewed directors’ responses to a questionnaire which solicited information about their relationships (and the relationships of their immediate families) with CIGNA and other entities (affiliated entities), as well as material provided by management related to CIGNA’s transaction with and investments in those entities. In applying the independence standards, the Board and the CGC considered that:

•       From time to time during the past three years, CIGNA and its subsidiaries engaged in arms-length, ordinary course business transactions with corporations or organizations with which Messrs. Campbell, Harris, Larson, Martinez, Wagner, and Zollars, Dr. Henney and Ms. Zarcone, or members of their immediate families, are affiliated. In each case, the amount paid to or received from these companies in each of the last three years did not approach the greater of 2% of annual gross revenue or the $1 million threshold as described in CIGNA’s director independence standards — and in all cases was less than 1% of total revenue of the other organization.

•       In addition to several gifts made pursuant to CIGNA’s matching charitable gift program described on page 28, in 2006 CIGNA and its subsidiaries made a limited number of charitable contributions to non-profit organizations with which Messrs. Harris, Wagner and Zollars are affiliated. In each case, CIGNA’s charitable contribution did not approach the greater of $100,000 or 2% of the organization’s annual gross revenue threshold as described above.

•       From time to time during the past three years, CIGNA held common stock or debt of certain entities with which Messrs. Campbell, Harris, Martinez, Wagner and Zollars, Dr. Henney and Ms. Zarcone, or members of their immediate families, are affiliated. For each investment in common stock, CIGNA’s holdings represented less than 1% of the total shares outstanding.

Certain Transactions

The Company compiles information about transactions between CIGNA and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The CGC annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence. The CGC’s assessment is presented to the full Board of Directors. The Company reviews the transaction information with respect to executive officers to determine whether any transaction may be subject to disclosure under applicable rules.

In addition, all directors, officers and employees of CIGNA are subject to the Company’s Conflict of Interest Policy which requires directors to inform the Corporate Secretary, and employees to inform their supervisors, of any existing or proposed relationship, financial interest or business transaction that could, or might appear to be, a conflict of interest. Any reported transactions are to be brought to the attention of the CIGNA’s general auditor for review and disposition.

Based on a review of the transactions between CIGNA and its directors and officers, their immediate family members, and their affiliated entities, CIGNA has determined that, in 2006, it was not a party to any related party transaction as described in Item 404 of Regulation S-K of the Securities Act of 1933 and Securities Exchange Act of 1934.

Processes and Procedures for Determining Executive and Director Compensation

Executive Compensation.   The Compensation Discussion & Analysis (CD&A), which begins on page 34, describes the processes and procedures of the People Resources Committee (PRC) for determining executive compensation. The CD&A includes discussion of: (a) the scope of the PRC’s authority; (b) the extent to which the PRC may delegate authority; (c) the role of executive officers in determining or recommending executive compensation; and (d) the role of compensation consultants.

Director Compensation.   The CGC charter provides that the CGC will review, advise, and report to the Board on the compensation of active and retired directors, including assisting in the administration of director compensation plans as authorized by the Board. The CGC reviews the non-employee director compensation program annually for competitiveness and appropriateness of compensation levels and program design and then makes recommendations to the Board for action.

To help it fulfill its responsibilities, the CGC has engaged Mercer Human Resources Consulting Inc. (the Compensation Consultant). The Compensation Consultant is directly responsible to the CGC for advising the CGC with respect to non-employee director compensation. The primary role of the Compensation Consultant is to provide the CGC with objective analysis and advice about benchmarking, pay practices at competitors, tax, compensation magnitude and mix, program structure, and alignment with shareholder interests.

The CGC requests information and recommendations from the Compensation Consultant as it deems appropriate in order to assist it in structuring, evaluating, and updating CIGNA’s director compensation programs, practices and plans. The CGC has also asked the Compensation Consultant to advise it on industry practices and emerging trends.

With respect to director compensation, the Compensation Consultant contacts the Corporate Secretary to obtain information needed to carry out its assignments and contacts the General Counsel and members of her staff regarding legal issues. At the request of the CGC, one or more representatives of the Compensation Consultant attend certain CGC meetings in order to present information and recommendations and to be available to answer questions and advise the CGC.

INFORMATION ABOUT ITEM 2. RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS CIGNA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as CIGNA’s independent registered public accounting firm for 2007. The Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider PricewaterhouseCoopers’ appointment.

PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for CIGNA and its subsidiaries since 1983, and performed the same role for Connecticut General Corporation, a predecessor company of CIGNA, and its subsidiaries since 1967. A representative from PricewaterhouseCoopers LLP will attend the annual meeting, may make a statement, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS CIGNA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Policy for the Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services provided by CIGNA’s accounting firms and all non-audit services provided by the Company’s principal independent auditors. Specifically:

•       The full Audit Committee approves all audit, review and attest services and their related fees.

•       At the first Audit Committee meeting of each calendar year, the general auditor for the Company presents to the full Audit Committee a schedule, accompanied by detailed documentation, listing all permissible non-audit services expected to be performed by the Company’s independent auditors during the calendar year. In the schedule, the independent auditors include a written description of the scope of service, fee structure and other arrangements relating to any permissible tax service. The Audit Committee reviews the schedule and documentation, and pre-approves the non-audit services it deems appropriate. For additional permissible non-audit services that arise during the calendar year, the general auditor periodically presents an updated schedule reflecting the additional services for review and consideration for pre-approval by the Audit Committee. After the general auditor’s presentation of the schedules as described above and, if applicable, a discussion with the Company’s independent auditors regarding the potential effects of any permissible tax services on the independence of the Company’s independent auditors, the Audit Committee will approve those non-audit services it deems appropriate and necessary.

•       The policy permits the pre-approval of additional permissible non-audit services by the Audit Committee Chair and/or another Audit Committee member designated by the Chair if the full Audit Committee is unavailable to review and approve these additional services. The Chair or his or her designee reports to the full Audit Committee any additional services approved in this manner at its next regularly scheduled meeting.

•       The general auditor reports to the Audit Committee at least quarterly on fees incurred for services performed.

Fees to Independent Registered Public Accounting Firm

Aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for 2006 and 2005 were as follows:

	2006	2005
Audit Fees	$8,632,000	$7,885,000
Audit-Related Fees	1,449,000	1,430,000
Tax Fees	109,000	79,000
All Other Fees	5,000	7,000
Total	$10,195,000	$9,401,000

•       Audit fees include:  the audit of annual financial statements; the review of quarterly financial statements; the performance of statutory audits; quarterly comfort letter work; and the evaluation of management’s assertions concerning the effectiveness of internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.

•       Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under “Audit Fees.” Audit-related fees included employee benefit plan audits; internal control reviews (e.g., Statement on Auditing Standards No. 70 reports); consultation concerning financial accounting and reporting standards; and in addition, for 2006, work paper review, actuarial work, agreed upon procedures and regulatory examinations.

•       Tax fees include tax recovery services, tax consulting and tax compliance services.

•       All other fees include professional services rendered by PricewaterhouseCoopers LLP not reported in any other category. All other fees in 2006 also included pre-approved business process advisory and consulting services.

Audit Committee Report

CIGNA has maintained an independent Audit Committee for many years. It operates under a written charter adopted by the Board of Directors. John F. Olson, Esq., a partner at Gibson, Dunn & Crutcher, acts as independent counsel to the Audit Committee.

All of the members of the Audit Committee are independent (as defined in the listing standards of the New York Stock Exchange and applicable federal regulations, and CIGNA’s independence standards).

CIGNA’s management has primary responsibility for preparing CIGNA’s financial statements and establishing financial reporting systems and internal controls. Management is also responsible for reporting on the effectiveness of CIGNA’s internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of CIGNA’s consolidated financial statements and issuing a report on these financial statements. The independent auditors are also responsible for, among other things, issuing an attestation report on management’s assessment of the effectiveness of CIGNA’s internal controls over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include oversight of these processes. As part of its oversight responsibilities, the Audit Committee meets with CIGNA’s general auditor, Chief Accounting Officer and independent auditors, with and without management present, to discuss the adequacy and effectiveness of CIGNA’s internal controls and the quality of the financial reporting process.

In this context, before CIGNA filed its Annual Report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission, the Audit Committee:

•       Reviewed and discussed with CIGNA’s management the audited financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the financial condition and results of operations of CIGNA.

•       Reviewed and discussed with CIGNA’s management and with the independent auditors the effectiveness of CIGNA’s internal controls over financial reporting as well as management’s report and the auditors’ attestation on the subject.

•       Discussed with PricewaterhouseCoopers LLP, CIGNA’s independent auditors, matters related to the conduct of their audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of CIGNA’s financial condition and results of operations, including critical accounting estimates and judgments.

•       Received the required communications from PricewaterhouseCoopers LLP that discloses all relationships that in the auditors’ professional judgment may reasonably be thought to bear on their independence and to confirm their independence. Based on these communications, the Audit Committee discussed with PricewaterhouseCoopers LLP its independence from CIGNA.

•       Discussed with each of CIGNA’s Chief Executive Officer and Chief Financial Officer their required certifications contained in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2006.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Robert H. Campbell, Chairman
Jane E. Henney, M.D.
Peter N. Larson
Roman Martinez IV
Donna F. Zarcone

INFORMATION ABOUT ITEM 3:  APPROVAL OF THE AMENDED AND RESTATED CIGNA EXECUTIVE INCENTIVE PLAN

CIGNA’s shareholders approved the CIGNA Executive Incentive Plan at the 2002 annual meeting. CIGNA is seeking shareholder approval of the amended and restated plan so that CIGNA may continue to grant awards under the Executive Incentive Plan that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Subject to certain exceptions, Section 162(m) limits to $1 million the federal income tax deduction for annual compensation to each of the Chief Executive Officer and the next four highest paid executive officers. Performance-based compensation is exempt from this Section 162(m) limit.

On February 28, 2007, the People Resources Committee (PRC) approved the CIGNA Executive Incentive Plan (Amended and Restated as of January 1, 2007) (EIP) in the form included in the proxy statement, subject to its approval by shareholders at the 2007 annual meeting. If CIGNA’s shareholders approve the EIP, it will apply to awards for performance periods beginning after December 31, 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDED AND RESTATED CIGNA EXECUTIVE INCENTIVE PLAN.

The following is a summary of the EIP. A copy of the EIP is attached as Appendix A to this proxy statement.

Purpose

The purpose of the EIP is:

•       to provide for the payment of annual incentive bonuses to our executive officers if they, and the Company, meet or exceed annual performance goals; and

•       to qualify these bonuses as “performance-based compensation” under Sections 162(m) and 409A of the Internal Revenue Code.

Amendments

The amendments made to the EIP are primarily to:

•       conform the EIP’s performance objectives and performance measures to those approved by the shareholders in 2005 under the CIGNA Long-Term  Incentive Plan; and

•       to update the EIP to comply with Section 409A of the Internal Revenue Code, which imposes certain requirements relating to deferrals of compensation.

Eligibility

Eligibility is limited to executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934). The PRC designates the executive officers who will participate in the EIP for the performance period, which is the calendar year unless the PRC specifies another period. Except for some leaves of absence and termination of employment on account of retirement, death or disability, a participant must be continuously employed by CIGNA from the beginning of the performance period to the date of the award to be eligible to receive an award.

Performance Objectives

Under the EIP, generally within 90 days of the beginning of each year, the PRC must establish performance objectives for the period, using one or more of the following performance measures:

•earnings (total or per share)	• growth in net income or income from
•growth in net income (total or per share)	selected businesses (total or per share)
•income from selected businesses (total or per share)	• pre-tax income or growth in pre-tax
•profit margins	income
•growth in premiums and fees	• revenues
•premiums and fees	• revenue growth
•membership growth	• membership
•book value	• change in market share
•economic value added	• market share
•cash flow	• market value added
•change in cash flow	• expense ratios
•medical loss ratio	• other expense management measures
•satisfaction — customer, provider, or employee	• ratio of claims or loss costs to revenues
•productivity ratios or other measures of operating efficiency	• accuracy of claim processing or other measures of operational effectiveness
•total shareholder return	• service quality
•change in stock price	• stock price
•change in market capitalization	• market capitalization
•shareholder equity (total per share)	• return on market value
•assets	• return on equity
•capital	• return on assets
•net income (total or per share)	• return on capital

The PRC may specify any reasonable definition of the performance measures it uses. The definitions may provide for reasonable adjustments and may include or exclude items, such as:

•       realized investment gains and losses;

•       special items identified in the Company’s reporting;

•       extraordinary, unusual or nonrecurring items;

•       effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening or financing activities;

•       expenses for restructuring or productivity initiatives; or

•       other non-operating items.

The performance objectives may be:

•       for the Company as a whole or for one or more of its subsidiaries, business units or lines of business, or any combination thereof;

•       absolute or comparative to that of a peer group or a specified index, or any combination thereof; and

•       different for particular performance periods or participants.

For a description of how the PRC determined the performance objectives under the EIP for 2006, see page 45.

Limits on Awards

Participants will be eligible to receive an award under the EIP only if the PRC has certified in writing that the performance objectives have been met. The maximum award for each participant for a performance period will consist of:

•       cash in the amount of $3 million; and

•       in lieu of additional cash, 75,000 shares of common stock and/or restricted common stock to be paid under CIGNA’s Long-Term Incentive Plan.

The PRC has sole and absolute discretion to reduce or eliminate entirely the award to one or more participants.

Deferrals of Awards

CIGNA will pay the award as soon as practicable but no later than the end of the calendar year following the close of the performance period. A participant may also voluntarily defer receipt of an award.

Amendments and Termination

The PRC or the Board of Directors may amend or terminate the EIP at any time. However, an amendment will not be effective without the prior approval of shareholders if their approval is necessary to continue to qualify the awards as “performance-based compensation” under Code Section 162(m) or is otherwise required by any other applicable law, rule or regulation. The EIP provides for appropriate adjustments in the number of shares awardable under the EIP upon a stock dividend, stock split or other subdivision or combination of CIGNA’s common stock, as well as in the number and/or kind of shares awardable under the EIP following a merger, reorganization or other similar event.

New Plan Benefits

The amounts awarded in 2008 under the EIP for the 2007 performance period will be based on actual performance during 2007, so amounts payable cannot yet be determined.  The bonuses that were paid in March 2007 for the 2006 performance period to each of the named executive officers under the prior EIP are included in the “non-stock incentive plan compensation” and “stock awards’’ column, of the Summary Compensation Table on page 61 of this proxy statement. The total dollar value paid under the prior EIP for all executive officers in March 2007 for 2006 performance was approximately $7,527,500.

EQUITY COMPENSATION PLANS

The following table presents information regarding CIGNA’s equity compensation plans as of December 31, 2006:

	(a)	(b)	(c)
Plan Category	Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights	Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights	Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved By Security Holders	5,929,871	$87.94	10,970,465
Equity Compensation Plans Not Approved By Security Holders(1)	55,123	$64.98	—
Total	5,984,994	$87.73	10,970,465

(1)                Consists of the CIGNA-Healthsource Stock Plan of 1997 discussed below under “Description of the Equity Compensation Plan Not Approved by Security Holders.”

Description of the Equity Compensation Plan Not Approved by Security Holders.   The CIGNA-Healthsource Stock Plan of 1997 was adopted by CIGNA’s Board of Directors in 1997 in connection with the acquisition of Healthsource, Inc. The plan provided for CIGNA stock option grants to replace prior Healthsource stock option grants as well as new incentive compensation grants to Healthsource employees after the acquisition. The plan had terms similar to those included in other CIGNA equity compensation plans existing at the time but provided only for the grant of stock options and restricted stock. No grants were made under the plan after 1999.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program

In 2005, the Corporate Governance Committee of the Board of Directors (CGC) conducted an extensive review of compensation for non-employee members of the Board of Directors. The CGC received input from its consultant, Mercer Human Resources Consulting Inc. (the Compensation Consultant). In December 2005, following the review, the Board voted to approve an updated Non-Employee Director Compensation Program (Program) to be effective January 1, 2006. The purpose of the changes to the Program was (1) to bring CIGNA’s director compensation more in line with practices within its competitive peer group of managed care companies, and (2) to simplify the compensation program elements.

The basic components of the Program are described below.

Board Retainer.   Each director receives an annual retainer initially valued at $225,000 for Board membership; $75,000 is fixed compensation, paid in cash, and $150,000 is mandatorily deferred for three years in the form of deferred stock units, whose value track that of CIGNA common stock.

The cash portion of the retainer is payable in quarterly installments of $18,750 ($75,000 annually). Generally, the installments are paid in the third month of the quarter in which the fees are earned.

The stock unit portion of the retainer is paid through the quarterly award of a number of deferred stock units with an initial value of $37,500 ($150,000 annually). Each deferred stock unit represents the right to receive, three years later, a cash payment equal to the value of one share of CIGNA common stock plus accumulated dividends. The number of deferred stock units awarded to a director each quarter is determined based on the closing price of CIGNA common stock on the last business day of the second month of that quarter. Three years later, the payout per awarded stock unit is calculated based on the closing price of CIGNA common stock on the last business day of the second month of the quarter in which the third anniversary of the grant date falls and payment is made in cash the following month. If service as a director ends before completion of the three-year period, valuation and payment are made in the quarter following separation from service on the same basis as described above.

The deferred stock units awarded under the Program are not subject to forfeiture. The payout of the deferred stock units is subject to the claims of CIGNA’s general creditors and is not funded.

Committee Retainers.   Each director receives $10,000 annually for each committee membership (excluding the Executive Committee for which there is no retainer), and committee chairs receive $15,000 annually. These amounts are paid in cash in quarterly installments at the same time that the cash portion of the Board retainer for the relevant quarter is paid.

Deferral of Payments.   Directors may elect to defer the payment of their Board and Committee retainers beyond their designated payment date under the Deferred Compensation Plan for Directors of CIGNA Corporation. Under the Deferred Compensation Plan, any portion of the Board or Committee retainers that is voluntarily deferred is credited to a director’s deferred compensation account. Directors are offered a choice of hypothetical funds whose rates of return, gains and losses are credited to that account. The funds offered to directors are selected from those offered to all CIGNA employees under the CIGNA 401(k) Plan. Directors may elect to receive payments under the Deferred Compensation Plan in a lump sum or in installments. The payments are made (or, for installment method payment elections, begin) in January of the year following separation from service as a director.

Amounts deferred under the Deferred Compensation Plan are not subject to forfeiture. Deferred compensation balances are subject to the claims of CIGNA’s general creditors and are not funded.

Amended and Restated Restricted Stock/Stock Equivalent Plan for Non-Employee Directors

From 1989 to 2005, upon joining the Board of Directors, non-employee directors were awarded either a one-time grant of 4,500 shares of CIGNA restricted common stock (for directors who joined the Board before October 1, 2004) or 4,500 restricted common stock equivalents of CIGNA (for directors who joined the Board after October 1, 2004) under the Amended and Restated Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation (Restricted Stock/Stock Equivalent Plan). Effective January 16, 2006, the Restricted Stock/Stock Equivalent Plan was frozen and no new awards will be made to individuals joining CIGNA’s Board of Directors after this date.

Effective January 1, 2006, the Restricted Stock/Stock Equivalent Plan was amended to modify the vesting period for the restricted common stock and restricted common stock equivalents. The Restricted Stock/Stock Equivalent Plan provides for the vesting of restricted common stock on the later of:  (1) six months after the date of grant; or (2) the earlier of nine years of service on the Board or termination of service for certain reasons such as retirement, death, disability, or change of control. As of December 31, 2006, all shares of restricted common stock awarded under the Restricted Stock/Stock Equivalent Plan have vested or have been forfeited.

With respect to restricted common stock equivalents, the Restricted Stock/Stock Equivalent Plan provides for their vesting on the later of: (1) six months after the date of grant; or (2) the earlier of nine years of service on the Board, attainment of age 65, change of control, or death or disability of the director. However, if a director’s resignation is accepted because he or she failed to receive the required majority vote for reelection and the director’s restricted common stock equivalents have not yet vested, then a pro-rated portion of the director’s restricted common stock equivalents, determined by the number of complete months the director served on the Board, shall vest effective as of the date of the director’s resignation. As a result of the resignation, any restricted common stock equivalents that are not otherwise vested as described above, are forfeited, except to the extent that a majority of the Board of Directors (other than the separating director) approves their vesting. As of the end of 2006, Messrs. Harris, Martinez and Zollars, Dr. Henney and Ms. Zarcone each have unvested grants of restricted common stock equivalents under the Restricted Stock/Stock Equivalent Plan. Payment of the value of vested restricted common stock equivalents is made in cash after a director’s separation from service. The payout is calculated based on the closing price of CIGNA common stock on the director’s last business day of service with CIGNA and payment is made in cash, generally within 45 days thereafter.

Hypothetical dividends (amounts equal to cash dividends paid on shares of CIGNA common stock) are paid on the restricted stock equivalents, generally, no later than the end of the calendar year in which cash dividends on shares of CIGNA common stock are paid to shareholders of CIGNA.

Insurance Coverage

CIGNA provides each director, at no cost to him or her, group term life insurance coverage in the amount of the annual board member retainer ($225,000), and travel accident insurance coverage in the amount of three times the annual board member retainer ($675,000). Directors may purchase or participate in, through the payment of premiums on an after-tax basis, additional life insurance, medical/dental care programs, long-term care, property/casualty personal lines, and various other insurance programs available to most CIGNA employees. In addition, directors may elect to be covered by worldwide emergency assistance services. This program provides international emergency medical, personal, travel and security assistance, and is also currently available to CIGNA executive officers and certain other CIGNA employees who frequently travel abroad for business.

Financial Planning and Matching Charitable Gift Program

Directors may participate in the same financial planning and tax preparation program available to CIGNA executive officers. Under this program, CIGNA will reimburse directors for tax preparation services and financial planning services that are provided by firms designated by CIGNA. Directors may also participate in the matching charitable gift program available to CIGNA employees, under which CIGNA will make a matching charitable gift of up to $5,000 annually.

Post-Termination Compensation

Benefits.   Each director who commenced service in the period between January 1, 1997 and January 1, 2006 is eligible, upon termination with at least nine years of Board service, to continue to participate (1) for two years in the medical/dental care programs offered by CIGNA, through the payment of premiums by the director on an after-tax basis, and (2) for one year in the financial planning and tax preparation program paid by CIGNA for up to $5,000. CIGNA will also provide eligible retired directors, at no cost to the director, with $10,000 of group term life insurance coverage for life. In addition, all directors may, at their own expense and if otherwise eligible, continue other life insurance, long-term care insurance and property/casualty personal lines insurance pursuant to the terms of the applicable policies. New directors who commence service on the Board after January 1, 2006 are not eligible for these benefits.

Retirement Payments.   Before January 1, 1997, CIGNA maintained a retirement plan for directors who terminated service after serving on the CIGNA Board (or the Board of a predecessor company) for at least five years and reaching age 60. Under this plan retired directors received, in lump sum or annually, fees based upon their retainer and length of service. Effective December 31, 1996, this retirement plan was frozen. Payments are made under this plan only to eligible directors who retired before 1997 and directors who had vested in the plan as of December 31, 1996.

From January 1, 1997 to December 31, 2005, CIGNA directors participated in a revised retirement plan under which an annual credit was made to a deferred compensation account established for each director. This revised retirement plan was available to directors who were not fully vested in the former retirement plan as of December 31, 1996 and those who joined CIGNA’s board after 1996. In addition to the annual credit, a one-time credit equal to the director’s accumulated unvested benefits under the former retirement plan was made in 1997 to those directors who had not vested in the former plan. The amounts credited to a director’s deferred compensation account under the revised retirement plan were invested in hypothetical shares of CIGNA common stock at a price per share equal to the average closing price of CIGNA common stock for the ten business days prior to the last day of month during which the annual meeting of shareholders is held. The per share price for the one time credit in 1997 was equal to the average closing price of CIGNA common stock over the last ten business days of 1996.

Hypothetical dividends equal to the amount of actual dividends paid on shares of CIGNA common stock are credited to a director’s deferred compensation account and are hypothetically reinvested in one or more of the available hypothetical funds. See Deferral of Payments on page 26. CIGNA pays to a retired director the amounts in the deferred compensation account in cash either in a lump sum or installments beginning in January of the year following the director’s separation from service.

Amounts in the director’s deferred compensation account are not subject to forfeiture. Deferred compensation balances are subject to the claims of CIGNA’s general creditors and are not funded.

Other Deferred Amounts.   Other amounts deferred by a director under the Deferred Compensation Plan are payable (or are payable beginning) in January of the year after the director’s separation from service. Deferral under the current Non-Employee Director Compensation Program is discussed on page 26.

Director Stock Ownership

Stock Ownership Guidelines.   Directors are expected to own $250,000 in any combination of CIGNA common stock, stock equivalents, stock units or hypothetical stock within three years of joining the Board. Prior to the 2006 update of the Non-Employee Director Compensation Program (discussed on page 26), directors were required to either invest a portion of their Board retainer in shares of CIGNA common stock or defer a portion of their retainer in hypothetical shares of CIGNA common stock.

Common Stock, Stock Unit, Stock Equivalent and Hypothetical Stock Ownership.   The table below shows the number of shares of CIGNA common stock owned by each of the Company’s directors as well as any stock equivalents, stock units and hypothetical shares of CIGNA stock credited to a director’s deferred compensation account on a mandatory or voluntary basis, as of December 31, 2006.

Name	Common Stock	Stock Equivalents, Stock Units, and Hypothetical Shares of CIGNA Stock Credited to Directors’ Deferred Compensation Accounts
Robert H. Campbell	1,417	15,845
Isaiah Harris, Jr.	—	6,568
Jane E. Henney, M.D.	—	7,942
Peter N. Larson	4,500	14,105
Roman Martinez IV	1,000	6,899
Harold A. Wagner	6,387	13,009
Carol Cox Wait	3,499	11,359
Donna F. Zarcone	—	6,761
William D. Zollars	—	7,123

2006 Director Compensation

The chart below summarizes the components of the 2006 Non-Employee Director Compensation Program:

Position	Annual Amount	Additional Information	Payment or Award Frequency
Board Member Retainer	$75,000 in cash		Paid quarterly
$150,000 in deferred stock units

Each unit represents the value of one share of CIGNA common stock and constitutes the right to a future cash payment equal to:

(a) the fair market value of one share of CIGNA common stock valued on the last business day of the second month of the quarter in which the third anniversary of the grant date falls; plus

(b) all dividends paid on one share of CIGNA common stock from the unit award date until the payment date (i.e., hypothetical dividends).

Awarded quarterly and paid in cash on the earlier of the third anniversary of the award or upon separation from service.
Committee Retainer	$10,000 in cash for committee membership	Members of the Executive Committee do not receive this retainer.	Paid quarterly
	$15,000 in cash for service as committee chair	The chair of the Executive Committee does not receive this retainer.	Paid quarterly

Director Compensation Table(1)

The table and the accompanying footnote include information about 2006 compensation for members of CIGNA’s Board of Directors, which was comprised of cash retainer payments, compensation cost incurred by CIGNA for various stock equivalent awards, matching charitable awards and company-paid life insurance premiums. The table includes 2006 compensation for Dr. Sullivan, who retired from the Board effective April 26, 2006. Mr. Rogers, who joined the Board in February 2007, received no 2006 compensation from CIGNA, and therefore is not included in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total Compensation ($)
(a)	(b)	(c)	(d)	(e)
Robert H. Campbell	100,000	418,700	8,400	527,100
Isaiah Harris, Jr.	95,000	770,800	600	866,400
Jane E. Henney, M.D.	95,000	308,100	6,200	409,300
Peter N. Larson	100,000	326,900	8,400	435,300
Roman Martinez IV	95,000	770,800	1,200	867,000
Louis W. Sullivan, M.D.	47,500	312,100	5,900	365,500
Harold A. Wagner	100,000	303,000	1,400	404,400
Carol Cox Wait	100,000	361,500	1,800	463,300
Donna F. Zarcone	95,000	284,500	5,400	384,900
William D. Zollars	95,000	284,500	300	379,800

(1)   As described on page 26, compensation for members of CIGNA’s Board of Directors includes both cash compensation and deferred stock units accounted for under SFAS 123R. The following supplemental table to the Director Compensation Table provides an analysis of compensation cost incurred by the Company in 2006.

			Stock Awards
	Fees Earned or Paid in Cash (i)		Board Retainer Granted in Deferred	Restricted Common Stock Equivalents Granted in	Increases in Fair Value of Awards Granted in 2006 and	All Other
Name	Board Retainer	Committee Retainers	Stock Units (ii)	2006 (iii)	Prior Years (iv)	Compensation (v)	Total Compensation
Robert H. Campbell	$75,000	$25,000	$150,000	—	$268,700	$8,400	$527,100
Isaiah Harris, Jr.	$75,000	$20,000	$150,000	$502,700	$118,100	$ 600	$866,400
Jane E. Henney, M.D.	$75,000	$20,000	$150,000	—	$158,100	$6,200	$409,300
Peter N. Larson	$75,000	$25,000	$150,000	—	$176,900	$8,400	$435,300
Roman Martinez IV	$75,000	$20,000	$150,000	$502,700	$118,100	$1,200	$867,000
Louis W. Sullivan, M.D.	$37,500	$10,000	$ 75,000	—	$237,100	$5,900	$365,500
Harold A. Wagner	$75,000	$25,000	$150,000	—	$153,000	$1,400	$404,400
Carol Cox Wait	$75,000	$25,000	$150,000	—	$211,500	$1,800	$463,300
Donna F. Zarcone	$75,000	$20,000	$150,000	—	$134,500	$5,400	$384,900
William D. Zollars	$75,000	$20,000	$150,000	—	$134,500	$ 300	$379,800

(i)   Messrs. Campbell, Larson, Wagner and Ms. Wait each serve as a committee chair and as a member of another committee. Messrs. Harris, Martinez and Zollars, Dr. Henney and Ms. Zarcone each serve as members of two committees. See page 26 for additional information regarding the Board retainer.

(ii)   See page 26 for additional information about the portion of the Board retainer granted in deferred stock units.

(iii)   This column includes the grant date fair value for 4,500 restricted common stock equivalents awarded in January 2006 pursuant to the Amended and Restated Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation (see page 27 for additional details about this plan).

(iv)   The values in this column represent the compensation cost to the Company in 2006 for various stock equivalent awards, recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment (SFAS 123R). Because these awards are paid in cash, the ultimate compensation cost is the fair value of the awards on the settlement date. Until that date, annual compensation cost includes: the fair value at grant date for current year awards; any changes in fair value for unpaid awards during each year based on the closing price of CIGNA’s common stock; and the fair value of hypothetical dividends awarded in additional stock equivalents or paid in cash. Accordingly, the values in the Stock Awards column include increases in the fair values of awards granted in 2006 and prior years as well as the fair value and increases in fair value of hypothetical dividends granted in the form of additional deferred stock units or paid in cash.

For details on the aggregate number of outstanding equity awards on December 31, 2006 for directors, see the Director Aggregate Outstanding Equity Awards Table on page 33.

(v)   This column includes:

•         matching charitable awards made by CIGNA as part of its matching gift program (also available to most CIGNA employees) of an aggregate of $5,000 each for Messrs. Campbell and Larson, Dr. Henney and Ms. Zarcone and an aggregate of $4,000 for Dr. Sullivan; and

•         the dollar value of each director’s company-paid life insurance premiums (also available to most CIGNA employees).

Directors are eligible to purchase or participate in, through the payment of premiums on an after-tax basis, additional life insurance, medical/dental care programs, long-term care, property/casualty personal lines, and various other insurance programs that are also available to most CIGNA employees. The value of the premiums paid by the directors for these benefits, if any, are not included in this column.

Director Aggregate Outstanding Equity Awards Table

This table lists each director’s total number of stock equivalent awards outstanding on December 31, 2006 and does not include any CIGNA stock purchased by a director or any stock equivalents resulting from voluntary deferral of cash compensation invested into the CIGNA stock fund. The shares of CIGNA stock granted pursuant to the Amended and Restated Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation, described on page 27, and the shares of CIGNA stock acquired pursuant to the pre-2006 requirement to invest a portion of the Board retainer in CIGNA common stock, as described on page 29, have either vested or have been forfeited and, therefore, are not reflected in this table.

Director	Deferred Stock Units (a)	Restricted Common Stock Equivalents (b)	Compensation Required to be Invested in Hypothetical Stock (c)	Hypothetical Shares of Common Stock credited to Deferred Compensation Accounts (d)	Total Deferred Units and Other Stock Equivalents
Robert H. Campbell	1,337	—	4,739	7,404	13,480
Isaiah Harris, Jr.	1,337	4,500	109	—	5,946
Jane E. Henney, M.D.	1,337	4,500	494	1,611	7,942
Peter N. Larson	1,337	—	2,806	4,740	8,883
Roman Martinez IV	1,337	4,500	109	—	5,946
Louis W. Sullivan, M.D.(e)	709	—	3,687	7,251	11,647
Harold A. Wagner	1,337	—	1,382	4,968	7,687
Carol Cox Wait	1,337	—	3,258	6,021	10,616
Donna F. Zarcone	1,337	4,500	238	686	6,761
William D. Zollars	1,337	4,500	238	686	6,761

(a)          This column includes the equity portion of the 2006 Board member retainer granted in CIGNA deferred stock units and any hypothetical dividends (see page 26 for additional information regarding the Board retainer).

(b)         This column includes restricted common stock equivalents granted pursuant to the Amended and Restated Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation as well as any hypothetical dividends (see page 27 for additional information regarding these grants).

(c)          This column includes the number of hypothetical shares of CIGNA common stock acquired pursuant to the pre-2006 requirement to invest a portion of the Board retainer in shares of hypothetical CIGNA common stock as well as any hypothetical dividends earned on those shares.

(d)         This column includes the number of hypothetical shares of CIGNA common stock accumulated under the pre-1997 retirement plan that were credited to a director’s deferred compensation account under the revised retirement plan, as well as any credits made to a director’s deferred compensation account between 1997 and 2005 under the revised retirement plan. These retirement plans are described on page 28.

(e)   Dr. Sullivan retired from the Board effective April 26, 2006.

All units and other common stock equivalents are fully vested with the exception of the 4,500 restricted common stock equivalents granted pursuant to the Restricted Stock/Stock Equivalent Plan described on page 27.  In addition, the number of stock equivalents resulting from voluntary deferrals of cash compensation invested into the CIGNA stock fund for Mr. Campbell equals 2,365, for Mr. Harris equals 622, for Mr. Larson equals 5,222, for Mr. Martinez equals 953, for Dr. Sullivan equals 383, for Mr. Wagner equals 5,322, and for Mr. Zollars equals 362.

REPORT OF THE PEOPLE RESOURCES COMMITTEE

The People Resources Committee of the Board of Directors (PRC) reviewed and discussed with CIGNA’s management the following Compensation Discussion and Analysis (CD&A). Based on this review and discussions, the PRC recommended to the Board of Directors that the CD&A be included in this proxy statement and be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Board accepted the PRC’s recommendation.

People Resources Committee:

Harold A. Wagner, Chairman
Isaiah Harris, Jr.
Carol Cox Wait
William D. Zollars

COMPENSATION DISCUSSION & ANALYSIS

Overview

CIGNA Corporation and its subsidiaries constitute one of the largest investor-owned health care and related benefits organizations in the United States. CIGNA’s product lines, the majority of which are offered through the workplace, include medical coverage and related specialty health care products and services such as pharmacy, behavioral health, dental benefits and care management; as well as group disability, life and accident insurance; and disability and workers’ compensation case management and related services. In addition, CIGNA has an international operation that offers life, accident and supplemental health insurance products and international healthcare products and services to businesses and individuals in selected markets. CIGNA also has certain inactive businesses, including run-off retirement and run-off reinsurance.

CIGNA operates in a very competitive market for customers and for executive talent with the skill and experience to run its business. Accordingly, to effectively compete in this environment, CIGNA’s executive compensation program is designed to:

•       motivate executives to achieve critical business objectives and to grow CIGNA’s share price;

•       attract highly skilled executives to join CIGNA by offering competitive compensation; and

•       retain talented and skilled executives by providing compensation that is based on the achievement of short-term and long-term organizational and individual goals.

Aspects of CIGNA’s executive compensation program designed to achieve the objectives above are described on the following pages.

Introduction

CIGNA’s executive compensation program consists of three primary elements: base salary; annual incentives (bonus); and long-term incentives, in addition to a package of competitive benefits, including health care, pension, participation in a deferred compensation plan, and other benefits. For named executive officers and other eligible CIGNA employees, there are two steps used to determine base salary, annual incentives and long-term incentives.

•       First, CIGNA determines the total compensation opportunity, or target, for each executive role. CIGNA sets separate targets for each of the three elements, and the separate targets are added to produce a total compensation target.

Targets are based on an assessment of relevant market data as described under Relevant Market Data on page 41. CIGNA uses the 50th percentile of the market data as a guide to determine the compensation targets. The targets are intended to be within a competitive range of the 50th percentile for each named executive officer. For annual and long-term incentives, the targets reflect the awards consistent with achievement of target levels of performance. If an employee changes roles or responsibilities during the year, adjustments to base salary, annual incentive targets and long-term incentive targets may be made at that time.

•       Second, CIGNA makes actual compensation decisions concerning base salary adjustments and incentives; these decisions result in compensation delivery that is below, at, or above target, and are based upon organizational and individual performance.

Below is an overview of each of the three primary compensation elements:

•       Base salary is the fixed portion of the total compensation package. Base salary levels are set based on both a competitive range of the 50th percentile of the relevant market data and individual performance. Individual performance is measured against defined annual performance objectives, the individual’s skill proficiency for the role and the individual’s demonstrated leadership behaviors. All employees, including the named executive officers, are assessed annually, and adjustments to their salaries are made based on updated market data and individual performance assessments. Base salary adjustments are effective on the same date for all employees. If an employee changes roles or responsibilities during the year, base salary adjustments may be made at that time.

•       Annual incentives are considered variable compensation and are administered under two separate plans: the Executive Incentive Plan (EIP) and the Management Incentive Plan (MIP). The targets for the awards made under these plans are determined annually after considering the relevant market data for the role. Subject to plan limits described on page 45, the actual award for an eligible employee can range from 0-200% of the target and is paid in the first quarter following the end of the performance year. The percentage of target awarded to an individual is based on organizational and individual performance.

•       Long-term incentives are administered under the Long-Term Incentive Plan. The target for awards is determined based on the relevant market data for the individual’s role. In 2006, the named executive officers received both stock options and Strategic Performance Units (SPUs) as their long-term incentive awards. The long-term incentive target is expressed as a dollar value and a named executive officer can receive between 0 and 200% of target based on organizational and individual performance. After the target percentage is determined for a named executive officer’s award, the award is delivered in stock options and SPUs. The actual value received by a named executive officer as part of his or her long-term incentive compensation is subject to share price appreciation over the term for stock options and unit valuation at the conclusion of a three-year performance period for SPUs.

For the named executive officers, the Chief Executive Officer and the PRC (and for the Chief Executive Officer, the Board of Directors) annually review the total compensation opportunity (targets), the relevant market data and organizational and individual performance to make compensation determinations.

The chart summarizes the Company’s compensation elements and programs and provides a reference to the relevant discussion of each in the CD&A.

Compensation Element or Program	Relevant Discussion
Base Salary	Base Salary (page 44)
Annual Incentives	Annual Incentives (page 45) Purpose and Overview (page 45) Executive Incentive Plan (page 45) Management Incentive Plan (page 46)
Long-Term Incentives	Long-Term Incentives (page 48) Purpose and Overview (page 48) LTI Targets and Awards (page 48) Stock Options (page 49) Strategic Performance Units (page 50)
Executive Stock Ownership	Executive Stock Ownership (page 53)
Retirement and Deferred Compensation

Retirement and Deferred Compensation (page 54)

Defined Benefit Pension Plans (page 54)

CIGNA Pension Plan (page 55)

CIGNA Supplemental Pension Plan (page 56)

CIGNA Third Country National Plan (page 56)

Nonqualified Deferred Compensation Plan (page 57)

Other Benefits and Perquisites	Other Benefits and Perquisites (page 58)
Special Arrangements and Relocation	Special Arrangements and Relocation (page 58)
Employment Arrangements and Post-Termination Payments	Employment Arrangements and Post-Termination Payments (page 59)

Executive Compensation Philosophy and Objectives

CIGNA’s executive compensation program is founded on the following governing principles.

CIGNA’s compensation program is designed to support its business strategy

CIGNA’s executive compensation program is designed to be dynamic and ensure effective implementation of its business strategy. CIGNA does this in two ways. First, the achievement of CIGNA’s organizational objectives is a critical element in determining executives’ compensation levels. For example, in making annual incentive awards under the MIP, the Company and/or the PRC (as appropriate) evaluates

CIGNA’s earnings performance, membership growth and level of operating expenses to determine whether they are below, in line with, or above the Company’s established goals. For 2006, the MIP also took into account the Company’s level of success in executing on its consumerism strategy.

Second, in addition to organizational performance, the level of compensation paid to CIGNA’s executives depends on their individual performance. Individual performance is measured by how well an executive achieves his or her annual performance objectives and demonstrates the required skills and behaviors, which are designed to support and enable the Company’s overall business strategy.

For 2006, an executive’s individual performance objectives were tied to the following five corporate strategic imperatives:

•       Establish a meaningful cost advantage by delivering superior value through competitive unit medical costs; continuing to excel in medical management; developing high-value, cost-effective benefit programs; and lowering internal administrative costs.

•       Achieve superior clinical outcomes through the use of information by our clinical professionals to detect gaps in care or treatment.

•       Bring innovative products and services to market such as our portfolio of health and wellness programs and other programs, products and services as well as our ability to integrate those products to suit customers’ needs.

•       Be the partner-of-choice for customers and consultants by focusing on building lasting, mutually beneficial partnerships.

•       Create a winning environment by executing on strategies related to talent development, rewards for performance, maintaining a diverse workforce, and building a high-performance culture.

CIGNA believes that the strategic imperatives listed above support its goals of achieving profitable growth, expanding its membership and delivering superior returns to its shareholders. Annual and long-term incentive awards are tied to organizational and individual achievement of these goals, which aligns with CIGNA’s pay for performance philosophy.

CIGNA’s business success depends on its ability to compete for and retain top talent in a competitive labor market with a small, defined pool of top talent

Attraction and retention of top executive talent is critical to CIGNA’s success. Within the health care industry, there is a relatively small pool of executive talent with the leadership, industry savvy, innovative thinking, creativity, and entrepreneurial spirit necessary to succeed in today’s dynamic marketplace. As a result, in designing its executive compensation program, CIGNA is mindful of how its compensation elements measure against those offered by its competitors and other similarly situated companies (in each case, as tracked through review of publicly available information and published survey data). If CIGNA or the PRC’s external consulting firm, Mercer Human Resources Consulting, Inc. (the Compensation Consultant), believes that CIGNA’s program is not competitive with the marketplace, it will recommend changes for consideration by the PRC. In addition, if CIGNA believes that there is a risk that key talent will pursue opportunities outside of the Company, it may take this into account in making compensation decisions with respect to that individual, or recommend that specific retention actions be taken. Other measures that CIGNA uses to retain its top talent include multi-year vesting periods for long-term incentive awards and the enforcement of restitution provisions on stock option exercise gains for executives who accept employment with a competitor.

CIGNA’s executive compensation is designed to drive performance through a strong emphasis on variable and long-term compensation

CIGNA has a pay-for-performance compensation strategy. This means that most of the compensation paid to CIGNA’s executive officers is not fixed, but rather is at risk based on performance, results achieved and the exercise of discretion in determining final award amounts. The awards depend on a number of factors including, most importantly, organizational and individual performance.

For annual incentives, organizational performance is a key factor in determining levels of executive compensation for the annual and long- term incentives. CIGNA has annual and long-term incentive compensation programs that tie compensation payments to specific organizational performance goals such as achievement of a certain level of financial performance. These organizational performance goals are developed by Human Resources and Finance leadership with the approval of the Chief Executive Officer and are then submitted for final approval by the PRC. Failure of the Company, or a particular business unit, to meet its performance goals in any given year would decrease the level of compensation paid to executives for that year.

Individual performance, another key factor, is measured against annual performance objectives set in the beginning of the year. Those objectives are designed to support CIGNA’s overall business strategy (see page 37 for additional information regarding strategic imperatives and how individual objectives relate to them). The Chief Executive Officer develops his own performance objectives, which are then approved by the PRC; those developed by other named executive officers are approved by the Chief Executive Officer. Failure of an executive to meet his or her established performance objectives in any given year would factor heavily in determining the compensation for the executive for that year.

To receive the highest level of compensation available, CIGNA must exceed its organizational goals and an executive must, among other things, demonstrate that he or she has exceeded all of his or her individual performance objectives, as well as demonstrated skills and behaviors related to CIGNA’s shared values and leadership attributes above the level required for his or her role.

On average, approximately 83% of the compensation paid to the named executive officers in 2006 was variable, based either on annual or long-term performance.

CIGNA’s program rewards the creation of long-term value for its shareholders and is designed to align the interests of its executives with those of its shareholders

CIGNA’s executive compensation programs are designed to reward the achievement of favorable long-term financial results more heavily than the achievement of short-term results in order to promote the Company’s long-term financial health and growth. To this end, CIGNA (1) delivers the largest portion of executive compensation in the form of long-term incentives, which reward achievement of multi-year results, and (2) has stock ownership guidelines for its executives.

Long-Term incentives consist of two components: (1) equity awards such as stock options and, in some cases, restricted stock, and (2) Strategic Performance Units (SPUs). Because the equity awards vest over a number of years and because stock options have a ten-year term for exercise, they both reward long-term CIGNA performance through the appreciation of CIGNA’s stock price over a number of years and they support retention of key executives. SPUs, a non-equity portion of the long-term incentives for executives, reward the achievement of specific intermediate goals over a three-year period, including the level of returns delivered to the Company’s shareholders versus those delivered by a defined set of competitors. By focusing its executive compensation programs on these long-term incentives, CIGNA is able to effectively align the interests of its executives with those of its shareholders.

CIGNA has policies that strongly encourage CIGNA stock ownership by its executives, including the named executive officers. Specifically, the PRC has established stock ownership guidelines, which specify required levels of stock ownership (calculated as a multiple of base salary, five times for the Chief Executive Officer and three times for the other named executive officers). In addition, CIGNA has other policies in place to encourage CIGNA stock ownership. See the Executive Stock Ownership section of this CD&A on page 53 for a discussion of stock ownership guidelines.

Oversight of the Executive Compensation Program

PRC Role

The PRC, composed of entirely independent directors, administers CIGNA’s compensation program for the Company’s executive officers, including the named executive officers. As directed by the PRC’s charter, the PRC oversees CIGNA’s compensation and benefit plans and policies, administers its stock plans (including reviewing and approving equity awards to the named executive officers) and reviews and approves annually all compensation decisions relating to executive officers, including the named executive officers.

The PRC performs the following functions to carry out its responsibilities:

•       Establishes corporate performance measures and goals under CIGNA’s performance-based compensation plans.

•       Seeks information from the Chief Executive Officer, the Chief Financial Officer and the Executive Vice President, Human Resources and Services when establishing performance measures and goals, and input from the Compensation Consultant on industry and benchmarking data.

•       Relies on Board-approved goals and objectives in establishing pay.

•       Determines an executive officer’s target compensation under each performance-based compensation plan after considering relevant market data.

•       Evaluates and certifies whether performance goals were met after the end of the performance period.

•       Determines and approves compensation actions for each of the executive officers, considering individual and organizational performance.

In fulfilling its responsibilities, the PRC actively seeks to enhance its effectiveness and reinforce strong links between executive pay and performance. Examples of actions that the PRC has taken include:

•       annually reviewing the link between pay and performance;

•       hiring a compensation consultant to advise on executive compensation issues;

•       establishing annual reviews of detailed compensation tally sheets for all executive officers; and

•       holding executive sessions, without CIGNA management present, at every PRC meeting.

The PRC regularly reviews CIGNA’s compensation programs against the Company’s strategic goals, industry practices, emerging trends as well as to ensure alignment with shareholder interests. The PRC retains the flexibility to modify the programs to address changes in the competitive landscape.

The PRC may delegate its authority (1) to management to award transitional SPUs upon promotion, and (2) to the Committee of One to grant certain stock options and restricted stock. Transitional SPUs are described under Strategic Performance Units beginning on page 50 and the Committee of One is described under Stock Options which begins on page 49.

Management Role

The PRC has approved processes to support the independent development and review of executive officer compensation as described below.

Chief Executive Officer Compensation.   The PRC annually evaluates the Chief Executive Officer’s performance against CIGNA’s business goals as established in a PRC session that is attended by the Executive Vice President, Human Resources and Services and, at the PRC’s request, the Compensation Consultants. The Chief Executive Officer is not present at this session and, pursuant to a process implemented in July 2006 with the approval of the PRC, does not review the related materials distributed to the PRC in advance of that meeting. Based on its review of the Chief Executive Officer’s performance, the PRC makes recommendations to the Board regarding the Chief Executive Officer’s compensation. The results of the evaluation are shared with the Chief Executive Officer by the Chair of the PRC after the compensation determinations are approved by the PRC and the independent members of the Board of Directors.

Other Named Executive Officer Compensation.   The PRC approves compensation targets, base salaries, annual incentives and long-term incentives and similar arrangements for the other named executive officers. CIGNA’s Chief Executive Officer participates in the process by reporting on CIGNA performance and recommending compensation actions for other named executive officers to the PRC for consideration. The Executive Vice President, Human Resources and Services is present for the discussion of compensation for named executive officers other than his own. As part of this process, the PRC’s Compensation Consultant may be asked to provide analysis and recommendations to the PRC as part of its review.

Compensation Consultant Role

The PRC has the authority under its charter to engage the services of outside advisors for assistance. The PRC directly retains an external Compensation Consultant, to advise the PRC on CIGNA’s executive compensation programs. The primary role of the Compensation Consultant is to provide the PRC with objective analysis, advice and information and to assist the PRC in the performance of its duties. At the request of the PRC, one or more representatives of the Compensation Consultant attended all of the PRC meetings in 2006.

The PRC requests information and recommendations from the Compensation Consultant as it deems appropriate for assistance in structuring and evaluating CIGNA’s compensation programs, practices and plans. In 2006, at the instruction of the PRC, the Compensation Consultant performed the following duties:

•       evaluated the competitive positioning of CIGNA’s executive officer base salary, annual incentive and long-term incentive compensation relative to its competitive peer group, and the broader industry (see page 41 for a discussion of the peer group);

•       advised the PRC on Chief Executive Officer and other named executive officer targets and, as needed, on actual compensation actions;

•       assessed the alignment of CIGNA compensation levels relative to performance of CIGNA against its primary health care peers and relative to CIGNA’s articulated compensation philosophy;

•       provided ongoing advice as needed on the design of CIGNA’s annual and long-term incentive programs, including the SPU program;

•       briefed the PRC on executive compensation trends among CIGNA’s peers and broader industry;

•       advised the PRC as requested on the performance measures and performance goals for the MIP and SPU programs;

•       evaluated the impact of CIGNA’s equity programs on annual share use, burn rate (the number of shares awarded per year divided by the shares outstanding at the beginning of the year) and total dilution, and advised the PRC on a recommended maximum share limit for use in 2007;

•       reviewed tally sheets of total compensation developed internally by CIGNA and as described on page 43;

•       evaluated CIGNA’s stock ownership guidelines relative to its peers and the broader industry; and

•       assisted with the preparation of the CD&A for this proxy statement.

The Compensation Consultant works with the Executive Vice President, Human Resources and Services and CIGNA’s internal Compensation department to obtain the information necessary to carry out its assignments from the PRC.

Executive Compensation Policies and Practices

Relevant Market Data

The PRC establishes target and actual compensation levels for the named executive officers based on a variety of factors including the practices of organizations in the market in which CIGNA competes for talent.

The companies that CIGNA considers its competitive peer group are a limited group of publicly-traded managed care companies with whom CIGNA competes most directly. Specifically, those companies are Aetna, HealthNet, Humana, WellPoint and UnitedHealth Group. Publicly available proxy statement and other information disclosed in SEC filings such as 8-K filings pertaining to these companies’ compensation practices are used for benchmarking compensation levels, evaluating pay practices and assessing the alignment of pay and performance for the named executive officers.

To determine executive officer compensation targets, CIGNA reviews market data. Where there is lack of publicly available information for an executive role, CIGNA uses published survey data issued by leading compensation consulting firms and collected from among companies in the health care and group insurance businesses, as well as companies with similar revenue size. The Compensation Consultant generally assists the PRC by compiling and analyzing publicly available information and published survey data for the Chief Executive Officer and by reviewing CIGNA’s compilation of survey data for other named executive officers.

Factors Considered in Determining Target Compensation and Target Pay Mix

The major components of CIGNA’s executive compensation program consist of base salary, annual incentives and long-term incentives. Among these elements, CIGNA’s executive compensation programs are designed to (1) place greater emphasis on compensation that is at risk rather than fixed compensation, and (2) with respect to the different types of compensation at risk, place more weight on long-term incentives than annual incentives. Base salary is considered fixed compensation and is described under Base Salary on page 44. Annual incentives and long-term incentives are considered compensation at risk, because the actual annual incentive award or SPU payout is not known until the end of a year or performance period and could vary depending upon a number of factors including organizational and individual performance. These incentives are described under Annual Incentives on page 45 and Long-Term Incentives on page 48.

The PRC approves targets for base salary, annual incentives and long-term incentives annually. Factors that may cause targets for a particular executive to be below or above the 50th percentile of market may include the executive’s performance, breadth and depth of experiences, risk that such executive will be recruited by competitors, the importance of the executive’s role to the business, and internal equity, meaning a desire to similarly compensate executives whose roles are of comparable value to CIGNA.

Throughout this CD&A, we provide tabular disclosure regarding the compensation of CIGNA’s named executive officers. Although we disclose 2006 compensation information for Ms. Soltz, former Executive Vice President and General Counsel, in the Executive Compensation section which begins on page 61, Ms. Soltz is not included in the tabular disclosure presented in this CD&A because she retired in June 2006 (see Retirement Agreement on page 60).

The 2006 target pay mix for each of the named executive officers is shown below.

Named Executive Officer and Position	Base Salary	Annual Incentives	Long-Term Incentives
H. Edward Hanway Chairman and Chief Executive Officer	7%	23%	70%
Michael W. Bell Executive Vice President and Chief Financial Officer	14%	19%	67%
David M. Cordani President, CIGNA Health Care	14%	14%	72%
Paul E. Hartley President, CIGNA International	27%	23%	50%
John M. Murabito Executive Vice President, Human Resources and Services	29%	22%	49%

Factors Considered in Determining Actual Awards

Actual awards are determined based on a number of factors, including established target levels, organizational performance, and individual performance as described specifically under each program below. Changes in role or responsibilities may also be considered in determining awards. For example, an award may be adjusted if an executive is promoted mid-year to a new role with a higher target. When making decisions about each component of pay, the PRC considers the aggregate sum of base salary, annual incentives and grant-date value of long-term incentives to ensure that total compensation is appropriate.

The PRC does not generally consider prior awards in determining the subsequent performance period’s awards. For example, the number of stock options or SPUs previously awarded does not typically affect new awards, which are made annually. Further, prior awards are not considered when determining actual awards tied to performance under the MIP or SPU program (described below). One situation in which prior awards are considered in determining pay levels, however, is when CIGNA identifies the potential risk of recruitment of its executives by competitors. In that case, CIGNA considers outstanding unvested awards to determine existing retention incentive values. The PRC may also consider prior awards when it determines the type of long-term incentive to award. For example, in 2006, Mr. Hanway received 35% of his long-term incentive award in stock options and 65% in SPUs rather than the typical 50/50 allocation made to the other named executive officers. The PRC determined that the Chief Executive Officer had an appropriate number of stock options outstanding that related to the long term and took this action to focus on the intermediate need for the three-year growth agenda.

Tally Sheets

The PRC monitors the total level of compensation paid, or expected to be paid, to the Company’s named executive officers through the review of tally sheets. Tally sheets summarize current actual and target compensation, equity and SPU holdings, retirement and deferred compensation values, and potential payouts upon termination of employment for named executive officers. The Company intends to prepare tally sheets for all of its executive officers for review by the PRC on an annual basis to ensure that executive compensation is appropriate in the context of CIGNA’s compensation philosophy and performance.

Disgorgement of Awards

As provided by its Board Practices, the Board of Directors has the authority to make retroactive adjustments to any cash incentive compensation paid to executive officers upon certain terms in the event of a restatement of financial results. For more details on this practice, see Disgorgement for Restatements on page 10.

In addition, pursuant to the terms and conditions of CIGNA’s stock option and restricted stock awards, a restitution provision applies to any CIGNA employee, including any named executive officer, who:

•       is terminated by CIGNA due to misconduct;

•       engages in behavior that would be considered grounds for termination due to misconduct;

•       competes with CIGNA within one year following any voluntary termination;

•       solicits a CIGNA employee or customer within one year following any termination;

•       discloses CIGNA confidential information improperly; or

•       fails to assist CIGNA in the handling of investigations, litigation, or agency matters with respect to which the employee has relevant information.

If an executive engages in any of the above “restitution events,” any option gains realized over the two years prior to the “restitution event” and the value of any restricted stock vesting over the year prior to the “restitution event” are required to be paid back to CIGNA. These provisions are designed to discourage executives from engaging in activities that can cause CIGNA competitive harm and to support retention.

Performance Measure Design Changes

In 2005, to better align compensation with CIGNA’s enterprise-wide operating model, CIGNA moved from determining funding and allocation of annual incentive awards based on individual business segment performance to a company-wide funding pool and allocation process. The funding process is the method by which the total amount of dollars available for distribution for annual incentive-eligible employees is determined, while allocation is the amount made available for distribution at the individual or business unit level.

During 2004, the PRC reviewed CIGNA’s executive compensation program with the Compensation Consultant in order to restructure the overall compensation program and to further align it with the Company’s organizational and strategic business objectives. This assessment included the following:

•       interviews with directors and management;

•       determination of peer groups for pay and performance;

•       analysis of relative financial performance;

•       benchmarking of compensation levels and practices;

•       comparison of the executive compensation program to stated philosophy, future business needs, director and management feedback and peer company and broader market practices; and

•       proposals to refine the compensation program.

The Compensation Consultant presented the key findings from this assessment to the PRC. As a result of this review, the PRC, among other actions, restructured CIGNA’s performance measures in the following ways beginning in 2005:

•       Added a threshold performance goal based upon earnings that is required to be met in order to fund the MIP (meaning a pre-established minimum level of earnings must be met in order for any awards to be paid).

•       Established targets for operating earnings, membership, expense management and a key strategic initiative that varies each year, to reinforce and support the strategic, financial and operational priorities CIGNA views as necessary for future success.

•       Changed the performance measurement period of the SPUs from results accumulated over three separate annual periods to one determined by cumulative performance over the entire three year period to strengthen the focus on long-term results.

See Executive Incentive Plan on page 45, Management Incentive Plan on page 46, Performance Measures, Goals and Funding on page 46, Strategic Performance Units on page 50, 2004-2006 SPUs on page 52, 2005-2007 SPUs on page 52, 2006-2008 SPUs on page 52, and Section 162(m) Executive SPU Program on page 53, for information on performance measures under those plans and programs.

Elements of Compensation

Base Salary

Base salary provides fixed compensation for the performance of core responsibilities. Base salary levels are reviewed annually and may be adjusted based on external market data and an assessment of the executive’s skills, role, performance contributions, including the demonstration of CIGNA leadership behaviors and core values. Base salary in some cases may be required to be deferred. See Nonqualified Deferred Compensation Plan on page 57.

Base salary adjustments in 2006 were made based on performance and to maintain executive base salary positioning in line with the market, except that in 2006 a mid-year increase was made in October for David M. Cordani, to account for the expanded responsibilities of his role as President of CIGNA HealthCare and to provide appropriate retention incentive. In 2006, the named executive officers received the following base salary increases.

Named Executive Officer	Base Salary Increase
H. Edward Hanway	$1,080,000 to $1,110,000
Michael W. Bell	$555,000 to $575,000
David M. Cordani	$500,000 to $535,000 to $600,000
Paul E. Hartley	$450,000 to $463,500
John M. Murabito	$520,000 to $535,000

Annual Incentives

Purpose and Overview.   Annual incentives are used to recognize named executive officers for achievement of annual organizational and business unit results, plus individual performance. The annual incentives reinforce the importance of achieving specific operating and financial goals during a particular calendar year. They are part of CIGNA’s philosophy to strengthen the alignment of compensation payments and company/executive performance. CIGNA’s annual incentives for the named executive officers are determined under two plans:

•       First, under the EIP, which applies only to executive officers, the PRC sets one or more performance goals which must be met before payouts, within limits authorized under the plan, may be made to the named executive officers. The EIP is intended to provide performance-based compensation under Section 162(m) of the Internal Revenue Code so that CIGNA may take a full tax deduction for annual incentive awards to named executive officers. See below for a discussion of the Executive Incentive Plan.

•       Second, the MIP, which applies to all bonus-eligible CIGNA employees, governs the awards based on achievement of corporate goals, business unit performance and individual contributions.

Executive Incentive Plan (EIP).   The EIP is intended to permit CIGNA to deduct annual incentive payments under Section 162(m) of the Internal Revenue Code. Section 162(m) imposes a $1 million annual limit on a company’s federal income tax deduction for compensation paid to the Chief Executive Officer and the next four highest paid executive officers who are included in the Summary Compensation Table in the Company’s proxy statement. This limitation, however, does not apply to qualified “performance-based compensation.” CIGNA’s intent is that EIP payouts qualify for treatment as performance-based compensation and remain fully tax deductible where possible. See Information about Item 3, Approval of the amended and restated CIGNA Executive Incentive Plan on page 22 for additional information.

Under the EIP, the PRC establishes objective performance measures and goals in the beginning of the year. If the pre-established performance goals are achieved, each named executive officer is eligible to receive the maximum award under the EIP for the performance year, which is $3 million and 75,000 shares of CIGNA stock. The PRC, however, may exercise its discretion to reduce (but not increase) the size of awards and determines an appropriate award amount by reviewing the individual’s annual incentive target and applying the MIP assessment process described below. In any given year, the PRC will evaluate a variety of factors in determining the performance goals, including choosing goals that will reinforce and support the strategic, financial and operational priorities CIGNA views as necessary for future success. In February 2006, the PRC established EIP performance goals for 2006 in two categories (1) income from continuing operations, and (2) adjusted revenues. When the PRC established the EIP performance goals, CIGNA believed the goals were attainable, but not certain. In 2006, CIGNA achieved performance against both EIP performance goals.

Management Incentive Plan (MIP)

Performance Measures, Goals and Funding.   Under the MIP, the corporate pool determination (the total amount of dollars or funding) is based on corporate performance levels. The PRC sets organizational performance measures and goals for annual incentive awards at the beginning of each year. The performance measures are selected based on CIGNA’s business priorities. For each measure, goals are set, meaning a target level of performance is identified, as well as levels of threshold (minimum) and superior performance. The organizational performance levels serve as the basis for establishing the range of MIP funding available for awards, but the PRC exercises judgment to determine at which point within the range funding will be set. In exercising its judgment to set funding levels, the PRC considers CIGNA performance as a whole (both in absolute terms and relative to competitors) as well as CIGNA’s achievement of the goals for each performance measure.

In addition, MIP funding is conditioned on CIGNA’s achieving a specified threshold level of Adjusted Net Income from Continuing Operations. The purpose of the threshold is to reinforce the fundamental importance of achieving CIGNA profitability goals. If that objective is not achieved, no annual incentive payouts will be made under the MIP to any employees, including the named executive officers; however, approximately 10-15% of potential aggregate funding at target may be made available and may be used to reward and retain key talent. The Chief Executive Officer is not eligible for an award from this fund.

For 2006, the PRC established the following corporation-wide performance measures to determine the MIP funding level.

•       Adjusted Net Income from Continuing Operations — to reinforce CIGNA’s objective of profitable business growth. Adjusted Net Income from Continuing Operations is net income from continuing operations before realized investment gains/losses and special items for the three ongoing business segments (Health Care, Disability and Life and International). Adjustments will be made for divestitures and the implementation of accounting changes.

•       Health Care Membership — to reinforce the objective of stabilizing and growing health care membership, a top priority for CIGNA.

•       Operating Expense Ratio — to reinforce CIGNA’s objective to be a low cost provider in the industry. Operating Expense Ratio is the ratio of total operating expenses for the ongoing Health Care, Disability and Life and International businesses to total revenues for these businesses. Operating expenses exclude the expense impacts of any adjustments (special/non-recurring items, acquisitions/divestitures) made to earnings. Revenues are defined as revenues for the ongoing Health Care, Disability and Life and International businesses before realized investment results and special non-recurring items as determined by the PRC.

•       Execution of Consumerism Strategy — this underscores CIGNA’s goal of becoming a leader in consumer-driven health care. The PRC determines whether CIGNA achieved this goal after a full discussion with the Chief Executive Officer on the organization’s results in this area.

For each measure, the PRC approves tiers of performance versus the goals which correspond to a range of potential aggregate funding. The following is a summary of the final measures and the approved funding bands based on performance against the goal for the measures. The Adjusted Net Income from Continuing Operations performance measure has five funding bands defined as a percentage of target: threshold, below target, target, above target and superior. The Operating Expense Ratio performance measure has five funding bands: below threshold, threshold, target, above target, and superior. For membership, there are two funding bands based on meeting or not meeting the performance goal. For the Execution of Consumerism Strategy, funding is based upon PRC evaluation. The PRC uses funding bands as opposed to a specified percentage to provide a less formulaic approach to determining aggregate MIP funding so that it may consider a more holistic view of performance achievement in setting awards.

At the time the PRC approved the performance goals under MIP for 2006, CIGNA believed that the performance goals were attainable, but not certain.

Individual Target MIP Awards.   MIP targets represent the expected annual level of award for meeting target performance. Actual awards may vary from 0% to 200% of target depending upon achievement of organizational objectives, business unit performance and other individual contributions. Each December, the PRC approves MIP target levels that reflect the target opportunity for the named executive officers effective in January of the next year. Adjustments may be made to align total compensation opportunity with the market by reviewing the relevant market data for the individual’s role. For the Chief Executive Officer, the Board of Directors approves adjustments to the MIP target based on PRC recommendations. For other named executive officers, the PRC approves adjustments to MIP targets, based on the Chief Executive Officer’s recommendations. Mid-year adjustments to targets are considered in some cases when an executive’s responsibilities change significantly during the year. For example, because David M. Cordani assumed more responsibility as President of CIGNA HealthCare and to provide appropriate retention incentive, in October 2006, he received a mid-year increase in MIP target to maintain his alignment with the market.

For the 2006 performance year, MIP target levels were increased for the following named executive officers.

Named Executive Officer	Increase
H. Edward Hanway	None, stayed at $3,500,000
Michael W. Bell	$750,000 to $800,000
David M. Cordani	$500,000 to $550,000 to $575,000
Paul E. Hartley	$375,000 to $400,000
John M. Murabito	None, stayed at $400,000

2006 MIP Awards.   The actual MIP awards for the named executive officers for 2006 performance were determined based on an evaluation of the corporate goals within the performance measures described above plus an overall assessment of each executive officer’s performance, including the operations of their specific function/business unit and achievement of CIGNA’s strategic imperatives. For the Chief Executive Officer, the PRC makes an award recommendation to the Board of Directors based on overall organizational performance, achievement of the strategic imperatives and individual performance. For other named executive officers, the Chief Executive Officer makes an award recommendation to the PRC, which the PRC reviews, adjusts as it deems appropriate, and approves. Annual incentives are paid in cash in the first quarter following the end of the performance year. The EIP, however, requires that any bonus award above $3 million is to be made in shares of restricted or unrestricted CIGNA stock. The amount of Mr. Hanway’s 2006 MIP award in excess of $3 million was paid in the form of unrestricted CIGNA stock. See columns (e) and (g) to the Summary Compensation Table on page 61 for disclosure of each named executive officer’s actual MIP awards for 2006 performance. In 2006, annual incentive awards were approved for the named executive officers at a level of 100% to 150% of the target award value. The awards were made at or above target as a reflection of the strong performance year that CIGNA had in 2006.

Long-Term Incentives

Purpose and Overview.   CIGNA’s long-term incentive (LTI) program is designed to: (1) motivate and reward executive behaviors and activities that lead to CIGNA’s long-term growth and profitability; (2) align interests of executives with shareholders through equity compensation and opportunity for wealth accumulation tied to CIGNA stock price performance; and (3) attract and retain key executives critical to CIGNA’s business success by providing competitive LTI opportunity with vesting over multiple years. CIGNA believes that named executive officers should have the predominant portion of their compensation opportunity tied to the long-term success of the Company.

In 2006, the ongoing long-term incentive program consisted of two types of awards:

•       Stock options, which become exercisable (vest) over three years, and, once vested, are exercisable until the tenth anniversary of the award, providing value only if CIGNA’s stock price increases from the date of award; and

•       SPUs, the value of which depends on CIGNA’s financial and stock price performance over a three-year period to reinforce the importance of achieving CIGNA’s critical intermediate-term objectives.

Each component of the long-term incentive program is discussed below.

LTI Targets and Awards.   CIGNA reviews LTI targets annually and makes adjustments as appropriate based primarily on market competitiveness as well as internal equity with other executive positions. In order to promote comparability across a broad range of companies, the compensation data used in the market assessment is evaluated using standard assumptions. For instance, the methodology used in the market assessment assumes that all stock options are held full-term. Therefore, CIGNA stock option awards are calculated using a Black-Scholes value that makes the same assumptions. For this reason, target long-term incentive values may differ from values reported in the Summary Compensation Table on page 61, which are values reported under SFAS 123(R).

In 2006, LTI awards were approved for the named executive officers at a level of 100% to 125% of the target award value. The awards were made above-target as a reflection of the strong performance year that CIGNA had in 2005, including stock price appreciation of 37%, strong earnings growth and advancement of its consumerism strategy. Individual named executive officer performance, retention considerations and changes in roles or responsibilities also were considered in determining award levels.

In 2006, each LTI award was comprised of both stock options and SPUs. A factor in determining the stock option award percentage, relative to the total LTI award, is limiting annual share usage. CIGNA limits the total number of shares used for equity awards in any year to all employees to no more than 2% of the number of shares of common stock outstanding. The annual LTI award for named executive officers is targeted to be delivered 50% through stock options and 50% through SPUs. The annual incentive program rewards performance during a one-year period, versus stock options, which provide an incentive over a 10-year period. The SPU program gives performance incentives over an intermediate three-year period. For 2006, the Chief Executive Officer’s target equity mix was altered to provide 65% of LTI compensation through SPUs and the remaining 35% through stock options. In 2007, the Chief Executive Officer LTI award will return to the 50%/50% allocation.

The PRC made the 2006 annual long-term incentive awards, including stock options and SPUs, during the fourth week of February 2006, after CIGNA’s annual earnings release and during a trading window period.

In addition, “off-cycle” option awards may be made to executive officers throughout the year, as part of sign-on bonuses promised to new employees or to provide appropriate retention incentive. In the past, CIGNA made off-cycle stock option awards effective the later of the date of award approval or the date a new employee started working. In 2006, CIGNA changed its practice. From July 2006 through January 2007, the effective award date for off-cycle stock option awards became the first day of the next window period following the release of earnings, so that at the time of award all material information that might affect CIGNA’s stock price has been made public. The “window period” started on the third business day after CIGNA publishes its annual or quarterly financial results and ended two to four weeks later. In January 2007, the PRC approved the use of blackout periods in lieu of window periods effective February 2007. Off-cycle stock option awards made in or after February 2007 will occur on the date of the PRC meeting at which they are approved if it is not during a blackout period. If approval occurs during the blackout period, the award date will be the first day of the open period after the blackout period.

Actual LTI compensation is disclosed in the Summary Compensation Table on page 61 and in related tables elsewhere in this proxy statement. LTI targets for named executive officers for 2006 awards are shown below.

Named Executive Officer	2006 Long-Term Incentive Target
H. Edward Hanway	$10,500,000
Michael W. Bell	$2,800,000
David M. Cordani	$2,000,000 adjusted to $3,000,000
Paul Hartley	$850,000
John M. Murabito	$900,000

Mr. Cordani’s LTI target was increased from $2,000,000 to $3,000,000 in October 2006 due to his expanded responsibility as President of CIGNA HealthCare and to ensure that his target is competitive with the market for recognition and retention purposes.

Once the approved LTI award amount is split between stock options and SPUs, CIGNA calculates the actual number of option shares and SPUs to be awarded.

CIGNA calculates the number of option shares by dividing the dollar value of the intended stock option award by a per option value, based on the Black-Scholes stock option pricing model and the fair market value of CIGNA stock on the award date. The stock option’s exercise price is made equal to the award date fair market value of CIGNA stock, that is, the average of the high and low stock price on the date of award. This measure of fair market value is a long-standing CIGNA practice, and setting the stock option price no lower than the award date fair market value is required by the CIGNA Long-Term Incentive Plan. The stock option value is based on the stock option’s full term of 10 years. This assumption is different from the one used for SFAS 123R, so the calibrated value is different from what is reported in the Summary Compensation Table on page 61 and the Grant of Plan Based Awards Table on page 64.

CIGNA calculates the SPU portion of the LTI award by dividing the intended SPU dollar value by $75, the SPU target value.

Stock Options.   CIGNA awards stock options under the Long-Term Incentive Plan in order to:

•       strengthen the alignment between named executive officers and CIGNA shareholders by providing value to the executive only if CIGNA stock price increases (CIGNA’s ultimate objective is to increase the value of its shares, and stock options are the primary vehicle for ensuring that CIGNA’s top executives are aligned with that goal);

•       reinforce long-term shareholder value creation by providing a 10-year stock option life; and

•       provide retention incentives to named executive officers (options gradually become exercisable over a three-year period, so an executive cannot generally exercise all the options unless he or she has remained in continuous employment with the Company for at least three years).

In 2006, CIGNA performed a review of its stock option award practices and found no evidence suggesting any systemic or individual issues relating to option award practices such as backdating or spring-loading (granting in anticipation of the release of nonpublic information) of stock options.

In conducting its review, CIGNA sampled stock option awards made in 1996-2006 of each the following types, which together represented a comprehensive review of stock options awarded by the Company:

•       Annual Awards — stock option awards approved annually by the PRC at its February meeting as part of executive officers’ long-term incentive awards. The annual awards represent the largest volume of options awarded.

•       Off-cycle Awards — stock option awards approved by the PRC other than as part of the annual award; they are typically awarded as part of an offer of employment or as a targeted retention vehicle.

•       Unanimous Written Consent — stock option awards approved by unanimous written consent by the PRC that must be signed by all members of the PRC.

•       Committee of One Awards — in 1995, the PRC delegated to the Chief Executive Officer the ability to make a limited number of stock awards, including stock options, but not to his direct reports.

As a result of CIGNA’s review of its procedures, the Company found that stock option awards:  (1) were properly approved; (2) specified an appropriate award date; (3) were issued at fair market value as defined by the applicable plan governing the award; (4) specified the correct number of stock options; and (5) were not backdated or spring-loaded. CIGNA’s review and testing found no material accounting, disclosure, tax or other legal issues and demonstrated the soundness of the Company’s stock option award practices and its adherence to those practices.

CIGNA has made some enhancements to its stock option granting practices as described on page 49.

Strategic Performance Units.   CIGNA’s SPU program, administered under the Long-Term Incentive Plan, is designed to promote profitable growth and to reinforce CIGNA’s objective of having its shareholder return outperform that of its peers.

The SPU program is intended to:

•       Reward superior results through sustained financial performance and strategic accomplishments as performance is measured over a three-year timeframe.

•       Reinforce the link between pay and performance both at the time of award and payout. The size of individual SPU awards is a function of performance because actual SPU award amounts can vary from the targeted amount based on individual executive performance. The value of an SPU at payout depends on CIGNA’s organizational performance during the three-year performance cycle. The target value of $75 is payable if target objectives are reached. The value may increase to as much as $200 per unit for superior performance results and decrease to as low as $0 for below threshold results.

•       Give the PRC the flexibility to evaluate performance holistically. Starting with awards of SPUs made in 2005, if CIGNA attains pre-established performance goals based on a set of measures, the

PRC has the flexibility to establish a SPU value within a wide range, based on a review of the full scope of CIGNA’s performance, similar to the process for the MIP as described on page 46.

•       Encourage executive ownership of CIGNA stock because SPU payouts may be made in shares of restricted or unrestricted CIGNA stock instead of cash to those executives who have not yet reached their required stock ownership under CIGNA’s executive ownership guidelines described on page 54.

The current SPU three year performance periods are listed below.

Award Year	Performance Period	Scheduled Payout
2004	2004-2006	2007
2005	2005-2007	2008
2006	2006-2008	2009

SPU payouts for the 2004-2006 period are disclosed in column (g) of the Summary Compensation Table on page 61. Payouts for the 2005-2007 period will be made in 2008. Awards for the 2006-2008 period are listed in the Grants of Plan-Based Awards Table on page 64.

The actual payout level is determined by the PRC by considering an overall assessment of CIGNA performance during the performance period. The PRC also has discretion to reduce the payout due to any unusual factors impacting reported financial results. As with the MIP program, this approach allows the PRC to consider the totality of CIGNA performance in determining final awards, rather than using a purely mechanical formula. In 2006, the PRC elected to make SPU payouts in cash to all of the named executive officers, as all had met their stock ownership guidelines at the time of the awards.

Transitional SPUs.   CIGNA may award transitional SPUs to newly-hired executives, employees who first become eligible to receive SPUs in mid-year, and employees whose long-term incentive target is increased mid-year with a resulting increase to his/her SPU target. Transitional SPU awards are recommended by the Chief Executive Officer and subject to the PRC’s approval. A typical award of transitional SPUs includes SPUs for three performance periods, because three SPU performance periods are running concurrently at any time. Generally, the number of transitional SPUs awarded is based on the difference between an executive’s current, if any, long-term incentive target and the new target, prorated for the number of months remaining in the respective performance periods.

Transitional SPUs are awarded to help retain executives and support internal equity so that all executives have a meaningful stake in attaining pre-established SPU performance goals. In that way, executives who newly become eligible to participate in the SPU program, or participate at a higher award level mid-cycle, can be rewarded in the same way as other executives who have already received SPU awards. All executives have accountability for achieving SPU goals.

Transitional SPU Awards.   In October 2006, the PRC approved transitional SPU awards to Mr. Cordani as a result of the expansion of his role as President of CIGNA HealthCare and to provide appropriate retention incentive and approved an increase to his LTI target. His long-term incentive target was increased from $2,000,0000 to $3,000,000 resulting in an award of transitional SPUs as follows:

Performance Period	Additional Units	Value at Target*
2004-2006	370	$27,750
2005-2007	2,593	$194,475
2006-2008	4,815	$361,125

*   Target value is equal to $75 per unit.

2004-2006 SPUs.   For the 2004-2006 performance period, SPU value is based on the achievement of goals within two performance measures: CIGNA’s average annual three year total shareholder return (TSR) and return on equity (ROE) relative to that of a group of peer companies. TSR is a measure of return to shareholders based on both stock price appreciation and assumed reinvestment of dividends. ROE is a measure of capital efficiency calculated by dividing net income by shareholder equity. TSR and ROE are weighted equally in the calculation of SPU value.

For the 2004-2006 SPU awards, the peer group consisted of Aetna, HealthNet, Humana, PacifiCare (now part of UnitedHealth Group), UnitedHealth Group, UnumProvident, and Wellpoint. The peer group represents CIGNA’s critical peers at the time of the SPU award. Investors have a range of companies in which to invest their capital, and CIGNA believes that producing above-peer shareholder returns is aligned with shareholder interests of obtaining superior results in their investments. The peer group used at the time represented the business peers that existed for CIGNA at the time of the award.

CIGNA used the TSR measure as an incentive for senior executives to maximize CIGNA shareholder returns relative to its competitors. CIGNA used the ROE measure to reflect delivery of results to shareholders. See page 44 for discussion of the subsequent change of performance measures. ROE was calculated relative to that of peer companies to reinforce for senior management that CIGNA operates in a competitive market and must constantly strive to improve its performance relative to peers to deliver superior results to shareholders. For both the TSR and ROE performance measures, the PRC approved five tiers of maximum SPU values based on CIGNA’s ranking relative to its peer group. At the time the PRC approved the performance measures and goals for the 2004-2006 performance period, the PRC anticipated that the achievement of threshold levels of performance would be attainable, but not certain, and that the achievement of superior levels of performance would be unlikely. Based on CIGNA’s performance, the PRC has preliminarily estimated the aggregate value per SPU for the 2004-2006 performance cycle as $137.49. The SPU payouts reported in the Summary Compensation Table on page 61 reflect this estimate. The PRC will make a final determination of 2004-2006 award value at its April 2007 meeting.

2005-2007 SPUs.   Beginning in 2005, the PRC replaced return on equity (ROE) with absolute cumulative adjusted net income as one of the performance measures for the SPU program. The PRC chose absolute cumulative adjusted net income growth and TSR relative to a group of peer companies as the performance measures for the SPU program to reinforce the use of these measures as a tool to drive the overall business objective of profitable growth. This change reinforces CIGNA’s business priorities of stabilizing and growing membership, executing pricing strategies to retain profitable business and to deliver a sustained cost advantage. The SPUs for the 2005-2007 performance period were awarded on the same terms as the 2006-2008 performance period described below except for certain updates to the Absolute Cumulative Adjusted Net Income. At the time the PRC approved the performance measures and goals for the 2005-2007 performance period, the PRC anticipated that the achievement of threshold levels of performance would be attainable, but not certain, and that the achievement of superior levels of performance would be unlikely.

2006-2008 SPUs.   The PRC awarded SPUs for the 2006-2008 performance period in February 2006. Those awards reflect an updated program design that was adopted in 2005. The PRC has established specific goals with threshold, target and superior ranges of performance and payouts for each level of performance versus the goals within each performance measure.

For the 2006-2008 cycle, SPUs will be valued based on CIGNA’s (1) TSR relative to that of its health care peer group and (2) absolute cumulative adjusted net income for the three year period. The health care peer group consists of the members of CIGNA’s competitive peer group, described on page 41. If there is further industry consolidation and the peer group drops to less than five peer companies, CIGNA will benchmark its TSR relative to the companies within the Morgan Stanley Health Care Index.

For the TSR performance measure, the PRC approved three tiers of maximum SPU values and SPU payout ranges based on CIGNA’s ranking relative to its peer group as well as a threshold value below which no amount will be paid. The PRC approved four tiers of maximum SPU values and SPU payout ranges for the absolute cumulative adjusted net income performance measure as well as a threshold value below which no awards would be paid. At the time the PRC approved the performance measures and goals for the 2006-2008 performance cycle, the PRC anticipated that the achievement of threshold levels of performance would be attainable, but not certain, and that the achievement of superior levels of performance would be unlikely.

Section 162(m) Executive SPU Program.   CIGNA has structured the updated 2005-2007 and 2006-2008 SPU programs for named executive officers using a two-tiered approach similar to that used for determining annual incentives. This is intended to permit CIGNA to deduct SPU payments to named executive officers as performance-based compensation under Internal Revenue Code Section 162(m). In order for named executive officers to receive any SPU payouts, objective performance goals, set by the PRC, must first be satisfied. The maximum payout per SPU that named executive officers are eligible to receive is $200. Under the performance goals applicable to the named executive officers, achievement of a relative TSR and specific revenue or income from continuing operations goal determines the maximum payout corresponding to each performance measure. Similar to the approach used in determining annual incentive awards, however, the PRC may exercise its discretion to reduce (but not increase) the size of awards and applies the criteria described above under 2005-2007 SPUs and 2006-2008 SPUs to establish an appropriate unit value. When the PRC established these performance goals, CIGNA believed that the goals were attainable, but not certain.

Executive Stock Ownership

CIGNA believes that executive stock ownership is critical to encourage strong alignment between management and shareholder interests. CIGNA has adopted policies that require named executive officers to have a meaningful economic stake in CIGNA as shareholders. CIGNA believes that requiring executives to be owner-managers encourages them to act in the best long-term interests of CIGNA shareholders.

In 2006, the Compensation Consultant compared CIGNA’s stock ownership guidelines to those of its peers and the broader market and found that CIGNA’s guidelines were aligned with market practices. The Compensation Consultant did not recommend any changes and the PRC concurred. Consistent with market practice, CIGNA’s stock ownership guidelines have the following features:

•       The Chief Executive Officer is required to own stock valued at five times base salary and other named executive officers are required to own stock valued at three times base salary.

•       Wholly-owned shares, restricted stock, stock equivalents and shares owned through benefit plans (such as investments in the CIGNA Stock Fund of the CIGNA 401(k) Plan) are counted towards meeting guidelines. Stock options are not counted toward these guidelines.

•       If a named executive officer has not met stock ownership guideline targets, the PRC may require that the officer’s SPU payouts be made in the form of shares of restricted or unrestricted CIGNA common stock.

CIGNA evaluates situations in which executives are below their guidelines on a case-by-case basis rather than setting a formal deadline for executives to meet stock ownership guidelines. As a general matter, however, CIGNA expects eligible executives to accumulate required shares as quickly as practicable.

CIGNA has other practices in place to encourage a long-term ownership philosophy for executives including:

•       allowing executives to sell only shares that exceed ownership guidelines;

•       requiring Chief Executive Officer approval of all sales by executive officers; and

•       prohibiting the sale of more than 25% of shares held that are held above guidelines in any single open period.

In January 2007, the PRC approved an additional stock ownership practice that requires executive officers to retain, for at least one year, a minimum of 50% of the shares acquired upon exercise of any stock options and 50% of shares acquired upon vesting of restricted stock grants. This mandatory holding period is an additional measure to align executive officers’ interests with those of CIGNA shareholders.

Each of CIGNA’s named executive officers is prohibited from engaging in a short sale of CIGNA stock to hedge the economic risk of owning CIGNA stock.

All of CIGNA’s named executive officers are currently at or above stock ownership guidelines. Holdings relative to guidelines for CIGNA’s named executive officers are shown below as of December 31, 2006.

Executive	Guideline (Multiple of Base Salary)	Compliant
H. Edward Hanway	5	Yes
Michael W. Bell	3	Yes
David M. Cordani	3	Yes
Paul E. Hartley	3	Yes
John M. Murabito	3	Yes

Retirement and Deferred Compensation

Defined Benefit Pension Plans

CIGNA maintains the following defined benefit pension plans:

•       The CIGNA Pension Plan is a funded, tax-qualified plan for U.S. employees. (Before 2000 several CIGNA subsidiaries in the U.S. maintained separate pension plans. These plans have been merged into the CIGNA Pension Plan.)

•       The CIGNA Supplemental Pension Plan is an unfunded, nonqualified plan for U.S. employees. It provides benefits not payable under the qualified plan because of limits imposed by federal income tax laws. It is “unfunded” because there is no advance funding of benefits through a trust fund or other pool of assets. Benefits are paid when due out of the Company’s general assets.

•       For its non-U.S. employees, CIGNA contributes to government-required retirement arrangements or maintains country-specific pension plans. Some of these arrangements are defined benefit plans. The CIGNA Third Country National Plan is an unfunded, defined benefit plan for certain employees who participate in CIGNA’s Foreign Service Program and are not eligible to participate in their home country’s CIGNA pension plan while working outside that country.

All of these pension plans are intended to:

•       attract and retain qualified employees;

•       provide employees with a financially secure retirement; and

•       provide a total compensation package that is competitive with what CIGNA’s peer group companies provide.

All eligible employees, including the named executive officers, participate and earn benefits in these plans according to the same provisions of each plan. Service and earnings definitions are no different for the named executive officers and are described below.

CIGNA Pension Plan

Since 2000 the CIGNA Pension Plan generally has covered all U.S. based employees, including all named executive officers. CIGNA makes all contributions required to meet the minimum funding requirements for plan benefits. Contributions are paid into a trust fund that pays benefits. Vested benefits are not payable until after termination of an employee’s service with CIGNA.

The CIGNA Pension Plan has two different benefit formulas — Parts A and B, as described below. Part A covers certain employees hired before 1989, while Part B covers all other U.S. employees. The formulas apply equally to named executive officers and other employees.

Pension benefits under both formulas are based on years of credited service and eligible earnings.

•       “Credited service” is generally limited to an employee’s period of service with a CIGNA company while that Company participates in the CIGNA Pension Plan. An employee receives credit for one year of credited service for any calendar year in which he or she is credited with at least 1,000 hours of service.

•       “Eligible earnings” includes base salary and annual bonus — but not payments under any long-term incentive compensation plans.

In addition, an employee must have at least five years of vesting service to be vested with a right to a pension benefit. “Vesting service” is service with any CIGNA company, whether or not it participates in the CIGNA Pension Plan.

Part A.   Part A provides an annual retirement benefit stated in terms of a single life annuity payable at age 65. That annual benefit equals:

•       the employee’s years of credited service (up to a maximum of 30 years);

•       multiplied by 2% of the higher of the employee’s average annual eligible earnings over (a) the final 36 months of service, or (b) the three consecutive calendar years with the highest eligible earnings;

•       minus an offset equal to approximately half of the employee’s annual Social Security benefits.

Part A benefits are generally payable only in annuity form as early as age 55. An actuarial reduction applies if benefit payments begin before age 65.

Part B.   Part B provides a retirement benefit stated as a lump sum hypothetical account balance. That account balance equals the sum of (1) the employee’s accumulated annual benefit credits, and (2) quarterly interest credits.

For each year that an employee is credited with a year of credited service, the employee’s account receives annual benefit credits. Annual benefit credits range from 3% to 8.5% of eligible earnings, based on the employee’s age and accumulated years of credited service.

On the last day of each calendar quarter until an employee’s benefit is paid, the employee’s account also receives interest credits, which are based on the return on five-year U.S. Treasury Constant Maturity Notes.

Part B benefits are payable as early as an employee’s termination of employment. Payments may be made in annuity form or lump sum, at the employee’s election.

Change of Control.   If the CIGNA Pension Plan is terminated within five years after a change of control of CIGNA:

•       Part A would provide up to three years of additional service credit and a floor amount of final average earnings based on an employee’s level of earnings at the time of the change of control; and

•       Part B would provide a special benefit credit for the year of the plan’s termination equal to between 3% and 8.5% of the highest base salary in effect at any time between the date of the change of control and the date of termination, multiplied by the number of years between the date of termination and a date three years from the date of the change of control.

CIGNA Supplemental Pension Plan

The CIGNA Supplemental Pension Plan provides an additional pension benefit to any employee whose CIGNA Pension Plan benefit is limited by one or more federal tax income laws. The additional benefit equals the amount by which those limits reduce the pension benefit an employee would otherwise receive under the qualified CIGNA Pension Plan.

The tax law limits in effect in 2006 were:

•       an annual limit of $175,000 on payments beginning at age 65 (the limit is actuarially reduced for payments beginning at an earlier age);

•       an annual limit of $220,000 on annual compensation that can be included in the CIGNA Pension Plan’s benefit calculations; and

•       an exclusion from eligible earnings of any compensation deferred under a nonqualified deferred compensation arrangement.

In calculating Supplemental Plan benefits, the above limits are ignored; otherwise, the regular CIGNA Pension Plan formulas and other terms and conditions apply. Supplemental Plan benefits are paid in the year after an employee reaches age 55 or terminates CIGNA employment, whichever is later. Benefits are ordinarily paid in a lump sum, but an employee who makes a timely election in compliance with applicable tax law may have all or part of the benefit paid in equivalent monthly installments.

CIGNA Third Country National Plan

For a portion of 2006, Mr. Hartley participated in the CIGNA Third Country National (TCN) Plan. Pension benefits under the TCN Plan are stated as a hypothetical lump sum account balance equal to the sum of an employee’s accumulated quarterly benefit credits and quarterly investment results. Quarterly benefit credits are 9% of an employee’s quarterly eligible earnings, which include base salary and annual bonuses but not payments under long-term incentive plans. Hypothetical investment results are based on an employee-selected allocation among four funds: an S&P 500 Index Fund, a Russell 2000 Index Fund, an EAFE Index Fund and the CIGNA 401(k) Plan’s Fixed Income Fund.

Before June 30, 2000 the TCN Plan provisions were different from those described above. Participants, including Mr. Hartley, who were in the plan before that date have a preserved benefit based on the previous plan provisions. The minimum benefit is an annual retirement benefit stated in terms of a single life annuity at age 65 equal to:

•       the employee’s years of credited service with the employer (up to a maximum of 40 years);

•       multiplied by 1.75% of the employee’s highest average annual eligible earnings over any 60 consecutive month period while in the TCN Plan;

•       minus an offset equal to all other retirement benefits and allowances funded by the company.

TCN Plan benefits are payable upon separation from service as a lump sum or annuity. To the extent the old plan minimum benefit is higher than the new plan benefit, the additional benefits are paid as a lump sum or annuity at retirement age which is the later of the month following attainment of age 55 or termination of CIGNA employment.

Nonqualified Deferred Compensation Plan

CIGNA provides the named executive officers and certain other employees with the opportunity to defer base salary and annual incentive awards under the CIGNA Deferred Compensation Plan. The purpose of this plan is to provide eligible employees an opportunity to postpone both the receipt of compensation and the income tax on that compensation — typically until after termination of CIGNA employment. Participants elect when to receive a payout and can choose to receive the deferred compensation in one lump sum or in annual installments. For amounts deferred before 2004, participants can request an accelerated payment of all or part of their account balance subject to a 10% penalty. Otherwise, early withdrawals are permitted only under financial hardship circumstances.

CIGNA credits deferred compensation with hypothetical investment earnings during the deferral period as follows:

•       Deferred cash compensation is credited with amounts that equal the gains (or losses) on the actual investment options available under the CIGNA 401(k) Plan. The 401(k) investment options include a default fixed income fund with an annual interest rate of 4.60% as of December 31, 2006, which is not considered an “above market” interest rate as that term is defined by the Securities and Exchange Commission. The fixed income fund is the only hypothetical investment option available to non-executive employees.

•       Deferred shares of CIGNA stock are credited with amounts equal to any dividends that are paid on actual shares of CIGNA stock. These hypothetical dividends are treated as deferred cash compensation.

CIGNA may also mandate deferral of compensation by any named executive officer if immediate payment of that compensation would not be deductible by CIGNA because of limits imposed by Section 162(m) of the Internal Revenue Code. Unless the executive makes an alternative election, CIGNA will credit mandatory deferrals with hypothetical interest equal to 120% of the Federal Long-Term rate. The executive may instead elect to have mandatory deferrals credited with hypothetical interest based on the returns of one or more of the hypothetical investment funds available for voluntary deferrals under the Deferred Compensation Plan.

Subject to limitations under Section 16 of the Securities Exchange Act of 1934 and under CIGNA’s insider trading policy, which prohibits trading by CIGNA’s named executive officer during certain blackout periods, executive officers who participate in the Deferred Compensation Plan can change their hypothetical investment allocations on mandatory and voluntary deferrals once per quarter.

The Deferred Compensation Plan also has been designed to comply with Internal Revenue Code Section 409A. Generally, payments of mandatory and voluntary deferrals after 2004 will be made on one of the following:  the seventh month after the named executive officer’s separation from service (other than by reason of death); the first day of the fourth month after the executive’s death; the seventh month of the year following termination of employment; or a date specified by the officer or by CIGNA. Deferred compensation balances are subject to the claims or CIGNA’s general creditors and are not funded.

Other Benefits and Perquisites

The named executive officers are eligible to receive all of the benefits offered to CIGNA employees generally, including medical benefits, other health and welfare benefits, participation in the 401(k) Plan (including the Company’s matching contribution), the defined benefit pension plan (as described above) and other voluntary benefits.

Perquisites generally are not a major portion of CIGNA’s total executive compensation. CIGNA provides the following benefits and perquisites to its executives, which are designed primarily for the attraction and retention of key talent, but also to ensure the safety and security of its executive officers: the use of corporate aircraft; installation and maintenance of security alarm systems at executive officers’ residences; the use of a company car and driver by the Chief Executive Officer and other CIGNA executive officers; payment of costs associated with an annual physical and related tests; membership in an international emergency medical, personal, travel and security assistance program; in-office meals at CIGNA’s Philadelphia headquarters; a Long-Term Temporary International Assignment Policy, which covers all employees in similar circumstances; relocation benefits, which are available on a broad basis to all employees; tax reimbursement for taxes associated with job-related relocation; financial planning, tax preparation, and legal services for executive level employees and membership in the Book of the Month Club (as of January 2007, CIGNA executive officers no longer participate in this program).

These perquisites and the associated value and methodology for valuation are described in the footnotes to the Summary Compensation Table on page 62.

Special Arrangements and Relocation

Paul E. Hartley, a national of the U.K., was relocated from Singapore to the United States beginning February 1, 2006 due to his assumption of the role of President, CIGNA International. As a third country national during January 2006, he was subject to CIGNA’s Long Term Temporary International Assignment Policy, which covers all employees in similar circumstances and is designed to minimize any financial detriment or gain to the employee from an international assignment. Starting in February 2006, he was subject to policies applicable to CIGNA’s United States employees and was entitled to certain relocation benefits. In 2006, Mr. Hartley received the international assignment and relocation benefits and allowances listed below.

•       Goods and services differential;

•       Housing and related costs, including gross ups;

•       Airfare to and from home country, Asia and U.S.;

•       Use of company car in Singapore;

•       Club membership in Singapore;

•       Costs of storage, insurance, and air shipment of clothes and personal items to the U.S. and U.K. for Mr. Hartley and his family;

•       Temporary living costs for Mr. Hartley’s dependent family members in the U.K.;

•       Relocation allowance and gross ups for all applicable income and social security taxes;

•       Payment or reimbursement for taxes resulting from the termination of Mr. Hartley’s assignment in Singapore, including exit taxes and taxes relating to the deemed exercise of his stock options;

•       Transition allowance, including gross ups for all applicable income and social security taxes; and

•       Closing costs associated with the purchase of a residence in the U.K.

Employment Arrangements and Post-Termination Payments

Consistent with its compensation philosophy, CIGNA generally does not enter into employment contracts or other advance arrangements with its executive officers that provide for the payment of severance pay upon termination of employment (other than for severance in case of a termination following a change of control). As a result, executive officers serve at the will of CIGNA and its Board of Directors and their entitlement to all compensation ceases at termination.

CIGNA has also established policies related to the impact of various termination events on stock option and restricted stock awards. If a named executive officer terminates prior to vesting, option and restricted stock awards are generally forfeited subject to specific exceptions. These exceptions include termination of employment on account of death and disability. In these exceptional cases, awards vest as of the termination date to enable the executive or his or her estate to realize the equity value that existed at the time of the termination event. In the case of voluntary retirement, stock options vest at the date of retirement so that an employee’s decision as to the appropriate date of retirement is not influenced by potential lost compensation. The intent of that arrangement is to avoid discouraging retirement when the executive has reached eligibility for early retirement. For restricted stock, the PRC has the discretion to vest unvested awards at retirement to allow a case by case examination.

These policies are designed to enable CIGNA to remove an executive officer prior to retirement whenever it is in the best interests of CIGNA and gives CIGNA full discretion to develop an appropriate severance package on a case-by-case basis. When an executive officer is removed from his or her position, the PRC exercises its business judgment in approving an appropriate severance arrangement for the individual in light of all relevant circumstances including, but not limited to, his or her term of employment, past accomplishments, reasons for termination, opportunity for future employment and total unvested compensation. The PRC has approved varying amounts of severance pay for executive officers.

CIGNA’s change of control policies are established at a level that is market based and are intended to provide CIGNA’s named executive officers with sufficient economic value in the event of termination so they are encouraged to continue to act in the best interest of shareholders in evaluating potential transactions. The components of the change of control payments are as follows:

•       Severance payments are made only upon a change of control of CIGNA followed by the termination of an executive officer under certain circumstances as described under Potential Payments upon Termination or Change of Control on page 72.

•       For named executive officers, cash severance is a specified multiple of base salary plus a specified multiple of the higher of the most recent bonus paid or the target bonus.

•       Unvested stock options and restricted stock vest upon termination of employment following a change of control. If an executive is involuntarily terminated or resigns for good reason (such as reduction in compensation or responsibilities) after a change of control, the executive is able to realize the shareholder value to which he or she contributed while employed at CIGNA.

•       Unvested Strategic Performance Units are paid at the highest of: (1) unit target value; (2) highest value for any unit payments in the most recent 12 months; or (3) average of the highest values established by the PRC for the most recent two SPU payouts. The intent of this SPU payment formula is to provide executives with a reasonable estimate of the potential payouts under the SPU program and to avoid placing executives at a disadvantage as a result of a change of control.

•       Tax-gross ups for Internal Revenue Code Section 4999 (golden parachute excise) taxes are provided to allow CIGNA to be market competitive to attract and retain executive talent and to enable the executive to receive the intended economic value of the severance prior to the application of penalty taxes.

Other than after a change of control as outlined above, the PRC has broad discretion to determine what, if any, SPU payments to make upon termination of an executive. The PRC addresses situations on a case-by-case basis given individual circumstances.

Retirement Agreement

In connection with the retirement of Judith E. Soltz on June 30, 2006, Ms. Soltz entered into an agreement with CIGNA pursuant to which she made certain promises, covenants and waivers, including those relating to non-competition and non-solicitation. Pursuant to this agreement, Ms. Soltz received a retainer of $250,000 to remain available to provide legal counsel to the Company during 2006 following her retirement. Also, Ms. Soltz received $1,466,600 for the SPUs previously awarded to her under CIGNA’s Long-Term Incentive Plan, pro-rated based on the number of months that she was employed during each performance period; a bonus payment of $200,000 for services during 2006 prior to her retirement; and a cash payment in the amount of $1,081,200 for the deferred stock units she was awarded in 2003 and which were forfeited upon retirement, valued at the average closing price of CIGNA common stock for the 30 day period ending on June 30, 2006. Ms. Soltz’s shares of restricted stock vested upon her retirement, as did her stock options, which will expire according to their original grant terms. She also received a cash payment of $20,000 in lieu of continued participation in the Executive Financial Services/Tax Preparation program as well as payout of accrued vacation. Ms. Soltz participates in Part A of the CIGNA Pension Plan, which is described on page 55.

EXECUTIVE COMPENSATION

The following information describes how CIGNA compensates its Chief Executive Officer, Chief Financial Officer and those who at the end of 2006 were the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. The following tables provide information with respect to Ms. Soltz, CIGNA’s retired General Counsel, who would have qualified as one of named executive officers had she remained employed with CIGNA. Together these individuals are called the “named executive officers.”

Summary Compensation Table

This table and the accompanying footnotes include information regarding 2006 compensation for each of the named executive officers. Other tables in this proxy statement provide more detail about specific types of compensation. A description of 2006 compensation for Ms. Soltz appears below in footnote (7).

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non-stock incentive plan compensation ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(5)	All other compensation ($) (i)(6)	Total ($) (j)
H. Edward Hanway Chairman and CEO	2006	1,101,923	—	1,994,700	5,977,800	11,249,400	626,800	63,800	21,014,500
Michael W. Bell Executive Vice President and CFO	2006	569,615	—	334,900	1,143,200	3,729,800	279,300	11,400	6,068,300
David M. Cordani President, CIGNA Health Care	2006	537,577	—	110,700	532,200	1,841,800	93,600	18,800	3,134,700
Paul E. Hartley President, CIGNA International	2006	459,288	—	63,000	220,100	1,288,900	100,800	1,365,700	3,497,800
John M. Murabito Executive Vice President, Human Resources and Services	2006	530,962	—	123,800	501,900	1,448,700	74,100	10,600	2,690,100
Judith E. Soltz(7) Retired Executive Vice President and General Counsel	2006	250,000	200,000	-327,300	—	—	2,813,000	2,848,500	5,784,200

(1)                 In previous proxy statements, CIGNA reported annual incentive payouts as bonus. CIGNA now reports annual incentive payouts in column (g) because they are governed by the MIP and the EIP, which include established criteria, a risk of forfeiture, and goals that are not certain to be met. The 2006 award to Ms. Soltz, described in footnote (7) to this table, is not subject to substantial risk of forfeiture and therefore is treated as bonus and reported in column (d).

(2)                 Represents the compensation cost incurred by CIGNA in 2006 for the following awards made under the Long-Term Incentive Plan: (1) restricted stock grants made in prior years for retention purposes to each of the named executive officers, including restricted stock grants made to Messrs. Bell, Cordani and Hartley in 2003 as part of their annual long term incentive award; (2) the grant of restricted stock to Mr. Hanway in 2003 in lieu of a cash annual incentive award; and (3) the portion of Mr. Hanway's 2006 annual incentive award that was paid in

CIGNA common stock (see footnote 4).  For grants of restricted stock, the value actually realized by an executive officer is based on the fair market value on the date the restriction lapses, per the terms of each respective grant.

(3)                 Represents the compensation cost incurred by CIGNA in 2006 for awards made under the Long-Term Incentive Plan, computed in accordance with SFAS 123R, applying the same valuation model and assumptions as CIGNA applies for financial statement reporting purposes. Because Mr. Hanway will be eligible for early retirement in 2007 and CIGNA’s Long-Term Incentive Plan accelerates vesting of stock options upon early retirement, the compensation cost for his stock option award reflects this acceleration. The value actually realized by an executive officer from a stock option award depends on the terms of the award and upon price increases in CIGNA’s common stock.

(4)                 This column includes:

•        estimated long-term incentive payouts for the three-year period ending December 31, 2006  which are $8,249,400 for Mr. Hanway; $2,749,800 for Mr. Bell; $979,300 for Mr. Cordani; $748,900 for Mr. Hartley; and $948,700 for Mr. Murabito. The PRC approved estimated payments of $137.49 per unit. The actual unit value will be determined by the PRC in April 2007 and payouts made thereafter.

•        annual incentive payouts for the year ending December 31, 2006 determined by the PRC in February 2007 and paid thereafter in the amount of $980,000 for Mr. Bell; $862,500 for Mr. Cordani; $540,000 for Mr. Hartley; and $500,000 for Mr. Murabito. Mr. Hanway received an annual incentive payout in the amount of $3,000,000 paid in cash. An additional $500,000 was paid in unrestricted CIGNA common stock, as required by the EIP limits described on page 45, and is reflected in column (e).

(5)                 This column includes the aggregate increase in actuarial value of the pension plans, which value increases and decreases from period to period and is subject to the assumptions discussed below under the Pension Benefits Table. The amounts in this column do not reflect deferred compensation because above market earnings are not provided by the Company.

(6)                 This column includes:

•        CIGNA’s matching contributions to the named executive officers under its 401(k) Plan;

•        dividends earnings on the restricted stock awards as follows: $9,000 for Mr. Hanway; $2,000 for Mr. Bell; $600 for Mr. Cordani; $400 for Mr. Hartley; $1,300 for Mr. Murabito; and $1,000 for Ms. Soltz;

•        tax reimbursement of $66,900 paid in connection with relocation, allowances associated with transition from Singapore to the U.S. and $461,100 of tax obligations, such as exit taxes or taxes relating to the deemed exercise of stock options, resulting from the termination of Mr. Hartley’s assignment in Singapore;

•        perquisites valued at incremental cost (the cost incurred by CIGNA due to the executive officer’s personal use or benefit) as shown in the following table.

Name and principal position	Executive Financial Services/Tax Preparation ($) (i)	Company Aircraft ($) (ii)	Relocation ($) (iii)	International Assignment ($) (iv)	Security Alarm Installation and Maintenance ($) (v)	Other ($) (vi)	Total ($)
H. Edward Hanway	29,000	12,300	—	—	600	3,700	45,600
David M. Cordani	6,900	—	—	—	3,100	300	10,300
Paul E. Hartley	500	—	175,600	652,000	—	1,100	829,200

(i)                   Represents the fees paid by the Company for financial planning, tax preparation, and legal services related to financial and estate planning.

(ii)                 Calculated based on the direct variable operating costs to the Company of the personal use of the Company plane by the executive which takes into account: (1) fuel; (2) on-board catering;  (3) landing and parking fees; and (4) crew travel expenses.

(iii)        Represents benefits and allowances related to Mr. Hartley’s relocation package due to his assumption of duties as President of CIGNA International:  housing costs related to the purchase of a residence in the U.K. of $72,700; costs of storage, insurance, and air shipment of clothes and personal items to the U.S. and U.K. for Mr. Hartley and his family of $73,500; temporary living costs for his dependent family members in the U.K. of $19,500; fees for CIGNA’s relocation benefit provider of $1,100; and air travel of $8,900.

(iv)               Represents:

•        Benefits and allowances related to Mr. Hartley’s international assignment that ended in January 2006: goods and services differential of $15,000; housing and related costs of $22,300; airfare back and forth to home country of $4,500; the use of company-owned cars on a personal and business basis and related expenses of $400; and club memberships of $300 used on a personal and business basis. Mr. Hartley received these benefits and allowances under CIGNA’s Long-Term Temporary International Assignment Policy, which is applicable to all employees in similar circumstances and is designed to minimize any financial detriment or gain to the employee from an international assignment. These benefits were paid in Singapore dollars and converted into U.S. dollars at the average monthly rate of exchange for the month in which the expense was paid, (January 1.63591, February 1.62969, March 1.62189, April 1.60474 and May 1.57676). Includes tax equalization payments made by CIGNA of $518,700 to Singapore tax authority in connection with Mr. Hartley’s international assignment offset by $25,400 made by Mr. Hartley to the Company pursuant to CIGNA’s international tax equalization policy. Mr. Hartley’s payments are an estimate of the tax obligation he would have incurred if he had been employed in the United States.

•        Benefits and allowance related to his new assignment in the U.S.: transition payment of $67,500; predetermined number of flights to and from the U.K. for Mr. Hartley and his family of $4,800; and a temporary U.S. housing allowance of $44,000.

(v)                 Represents fees paid to a security company related to installation and monthly maintenance of security alarm systems at executive officers’ residences.

(vi)               Represents costs to the Company of mileage, maintenance and parking for personal use of a company-owned car and driver available to all executives, costs to the Company for in-office dining, the membership fee for worldwide emergency assistance services, fees paid for an annual medical examination and any related medical tests, and the membership fee for the book of the month club.

(7)                 Ms. Soltz retired on June 30, 2006 and the amounts included in the table reflect $250,000 of base salary paid in 2006 (column c); bonus payment of $200,000 for service to the Company prior to June 30, 2006 (column d); $327,300 reflecting the value of forfeited deferred stock units (column e); $2,813,000 reflecting the change in pension value (column h); and $2,848,500 reflecting dividends and matching 401(k) contributions described in footnote (5) above, and other payments made pursuant to her retirement agreement described on page 60 (column i).  Ms Soltz’s change in pension value reflects her actual retirement date of June 30, 2006, over five years before attaining her normal retirement age under the pension plans. At her retirement date, Ms. Soltz had met the pension plans’ requirements for subsidized early retirement benefits. Of the amount shown as her change in pension value, $1,920,000 is attributable to this subsidy and the majority of the remainder from her additional service and earnings.

Grants of Plan-Based Awards

This table provides information about targets for 2006 and grants of plan-based awards made in 2006 to the named executive officers. The disclosed amounts do not necessarily reflect the actual amounts that will be paid, if any, to the named executive officers. Those amounts will be known only at the time the awards vest or become payable.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Committee Approval Date (c)	Units Awarded (#) (d)	Threshold ($) (e)	Target ($) (f)	Maximum ($) (g)	All Other Stock Awards: Number of Shares of Stock or Units (#) (h)	All Other Option Awards: Number of Securties Underlying Options (#) (i)(5)	Exercise or Base Price of Options Awards ($/Sh) (j)(6)	Closing Market Price on Date of Grant (k)	Grant Date Fair Value of Stock and Option Awards (l)(7)
H. Edward Hanway	NA	12/8/2005	—	—	3,500,000(3)	7,000,000	—	—	—	—	—
	NA	2/22/2006	95,000(1)	—	7,125,000	19,000,000(4)	—	—	—	—	—
	2/22/2006	2/22/2006	—	—	—	—	—	64,000	121.695	122.42	2,815,400
Michael W. Bell	NA	12/8/2005	—	—	800,000 (3)	1,600,000	—	—	—	—	—
	NA	2/22/2006	21,335(1)	—	1,600,125	4,267,000(4)	—	—	—	—	—
	2/22/2006	2/22/2006	—	—	—	—	—	26,520	121.695	122.42	1,166,600
David M. Cordani	NA	2/22/2006	16,670(1)	—	1,250,250	3,334,000(4)	—	—	—	—	—
	2/22/2006	2/22/2006	—	—	—	—	—	20,720	121.695	122.42	911,500
	NA	10/25/2006	370(2)	—	27,750	74,000	—	—	—	—	—
	NA	10/25/2006	2,593(2)	—	194,475	518,600	—	—	—	—	—
	NA	10/25/2006	4,815(2)	—	361,125	963,000	—	—	—	—	—
	NA	10/25/2006	—	—	575,000 (3)	1,150,000	—	—	—	—	—
Paul E. Hartley	NA	12/8/2005	—	—	400,000(3)	800,000	—	—	—	—	—
	NA	2/22/2006	5,670(1)	—	425,250	1,134,000(4)	—	—	—	—	—
	2/22/2006	2/22/2006	—	—	—	—	—	7,045	121.695	122.42	309,900
John M. Murabito	NA	12/8/2005	—	—	400,000 (3)	800,000	—	—	—	—	—
	NA	2/22/2006	7,335(1)	—	550,125	1,467,000(4)	—	—	—	—	—
	2/22/2006	2/22/2006	—	—	—	—	—	9,120	121.695	122.42	401,200
Judith E. Soltz(8)	NA	NA	—	—	—	—	—	—	—	—	—

(1)     Represents the SPUs awarded for the 2006-2008 performance period. The PRC will determine payout for these SPUs, if any, in 2009.

(2)          In October 2006, CIGNA awarded transitional SPUs to Mr. Cordani. His long-term incentive target was re-evaluated, and based on the adjustment, transitional SPUs were awarded for the 2004-2006 performance period to be paid in 2007 (370 SPUs), the 2005-2007 performance period to be paid in 2008 (2,593 SPUs) and 2006-2008 performance period to be paid in 2009 (4,815 SPUs). See page 51 in the CD&A for additional information on transitional SPUs.

(3)          At the December 2005 meeting, the PRC approved annual incentive targets for the 2006 performance period, to be paid in 2007 and approved in October 2006 a mid-year adjustment to the targets for Mr. Cordani. Individual award values can range from 0% to 200% of target, subject to EIP limits. The actual awards are in the “non-stock incentive plan compensation” and “stock awards” columns of the Summary Compensation Table on page 61 of this proxy statement. The actual award for Mr.  Hanway was paid in both cash and unrestricted common stock as required by EIP limits. See page 47 in the CD&A for additional information on annual incentive targets.

(4)          The maximum amount reflects payout of the SPUs at the maximum amount per unit, $200, under the Long-Term Incentive Plan, which is subject to downward discretion by the PRC. See page 50 in the CD&A for a discussion of the Strategic Performance Units.

(5)          Options approved by the PRC at the February 22, 2006 meeting as part of each named executive officer’s annual long-term incentive award. See pages 49 and 50 in the CD&A for additional information on the stock option awards.

(6)          The exercise price of CIGNA stock options, pursuant to the Long-Term Incentive Plan, is the average of the high and low trading price of CIGNA stock on the grant date.

(7)          These amounts represent the grant date fair value of the option awards computed in accordance with SFAS 123R applying the same model and assumptions as CIGNA applies for financial statement reporting purposes. Consistent with market practice, CIGNA stock option awards are calculated using a Black-Scholes value that assumes that all stock options are held full-term. Primarily for this reason, target long-term incentive values may differ from SFAS 123R values reported in this table, which assume a shorter option term.

(8)          Because Ms. Soltz retired in June 2006, she was not awarded SPUs or stock options in 2006.

The various components of compensation that appear in the Summary Compensation Table on page 61 and the Grants of Plan-Based Awards Table including base salary, annual incentives awarded under the EIP, MIP and Long-Term Incentive Plan are described in the CD&A beginning on page 34.  A summary of the proportion of base salary and annual incentives to total compensation appears in the CD&A on page 42. Stock options awarded in 2006 become exercisable in three equal annual installments beginning on the first anniversary of their grant date and expire on the tenth anniversary of the award. Dividends are not paid on option awards but are paid on restricted stock awards on the same terms as paid to other shareholders. CIGNA currently pays a quarterly dividend of 2.5 cents per share.

Outstanding Equity Awards at Fiscal Year-End

This table provides information about unexercised stock options and unvested stock held by the named executive officers at the end of 2006.

	Option awards				Stock awards
Name (a)	Number of securities underlying unexercised options (#) Exercisable (b)	Number of securities underlying unexercised options (#) Unexercisable (c)(1)	Option exercise price ($) (d)	Option expiration date (e)	Number of shares or units of stock that have not vested (#) (f)(1)	Market value of shares or units of stock that have not vested ($) (g)
H. Edward Hanway	36,520	—	81.1875	2/24/2009	12,222	1,608,049
	65,828	—	75.4375	2/23/2010	—	—
	32,729	—	87.4063	2/24/2009	—	—
	83	—	97.6875	2/24/2009	—	—
	140,000	—	110.3750	2/28/2011	—	—
	11,203	—	111.5100	2/25/2008	—	—
	21,182	—	111.5100	2/23/2010	—	—
	19,124	—	90.1650	2/23/2010	—	—
	5,876	—	90.1650	2/24/2009	—	—
	25,000	—	89.7000	2/24/2009	—	—
	250,000	—	94.2350	2/27/2012	—	—
	33,014	—	97.1250	2/23/2010	—	—
	—	60,250	55.4350	2/25/2014	—	—
	45,486	—	89.4200	2/24/2015	—	—
	—	90,944	89.4200	2/24/2015	—	—
	—	64,000	121.6950	2/22/2016	—	—
H. Edward Hanway Total:	686,045	215,194			12,222	1,608,049
Michael W. Bell	6,242	—	81.1875	2/24/2009	3,000	394,710
	1,683	—	90.4688	2/25/2008	—	—
	3,542	—	75.4375	2/23/2010	—	—
	1,087	—	98.4063	2/25/2008	—	—
	1,381	—	110.3750	2/25/2008	—	—
	37	—	110.3750	2/26/2007	—	—
	412	—	110.3750	2/25/2008	—	—
	438	—	110.3750	2/23/2010	—	—
	26,000	—	110.3750	2/28/2011	—	—
	1,783	—	91.7150	2/23/2010	—	—
	619	—	89.7000	2/23/2010	—	—
	23,400	—	94.2350	2/27/2012	—	—
	1,783	—	96.5300	2/23/2010	—	—
	912	—	104.3100	2/23/2010	—	—
	30	—	104.3100	2/26/2007	—	—
	493	—	104.3100	2/24/2009	—	—
	60,300	—	55.4350	2/25/2014	—	—
	—	20,100	55.4350	2/25/2014	—	—
	7,983	—	66.1650	2/26/2013	—	—
	12,125	—	89.4200	2/24/2015	—	—
	—	24,240	89.4200	2/24/2015	—	—
	—	26,520	121.6950	2/22/2016	—	—
Michael W. Bell Total:	150,250	70,860			3,000	394,710

	Option awards				Stock awards
Name (a)	Number of securities underlying unexercised options (#) Exercisable (b)	Number of securities underlying unexercised options (#) Unexercisable (c)(1)	Option exercise price ($) (d)	Option expiration date (e)	Number of shares or units of stock that have not vested (#) (f)(1)	Market value of shares or units of stock that have not vested ($) (g)
David M. Cordani	2,330	—	81.1875	2/24/2009	645	84,863
	3,750	—	75.4375	2/23/2010	—	—
	8,400	—	110.3750	2/28/2011	—	—
	7,780	—	94.2350	2/27/2012	—	—
	—	5,215	55.4350	2/25/2014	—	—
	4,245	—	89.4200	2/24/2015	—	—
	—	8,485	89.4200	2/24/2015	—	—
	—	20,720	121.6950	2/22/2016	—	—
David M. Cordani Total:	26,505	34,420			645	84,863
Paul E. Hartley	2,640	—	60.9375	2/25/2008	335	44,076
	4,250	—	75.4375	2/23/2010	—	—
	1,299	—	130.2750	2/24/2009	—	—
	7,840	—	110.3750	2/28/2011	—	—
	8,890	—	94.2350	2/27/2012	—	—
	2,086	—	89.4200	2/24/2015	—	—
	—	3,008	55.4350	2/25/2014	—	—
	—	4,169	89.4200	2/24/2015	—	—
	—	7,045	121.6950	2/22/2016	—	—
Paul E. Hartley Total:	27,005	14,222			335	44,076
John M. Murabito	20,240	—	44.7550	7/23/2013	6,025	792,709
	20,813	—	55.4350	2/25/2014	—	—
	4,548	—	89.4200	2/24/2015	—	—
	—	6,937	55.4350	2/25/2014	—	—
	—	9,092	89.4200	2/24/2015	—	—
	—	9,120	121.6950	2/22/2016	—	—
John M. Murabito Total:	45,601	25,149			6,025	792,709

(1)   The following table shows the vesting date of the stock options and restricted stock that have not vested, held as of December 31, 2006 by the named executive officers.

	Number of stock options that have not vested	Vesting Date	Number of shares or units that have not	Vesting Date
H. Edward Hanway	60,250	2/25/2007	6,111	2/26/2007
	45,472	2/24/2007	6,111	2/26/2008
	45,472	2/24/2008
	21,333	2/22/2007
	21,333	2/22/2008
	21,334	2/22/2009
Michael W. Bell	20,100	2/25/2007	1,500	2/26/2007
	12,120	2/24/2007	1,500	2/26/2008
	12,120	2/24/2008
	8,840	2/22/2007
	8,839	2/22/2008
	8,841	2/22/2009
David M. Cordani	5,215	2/25/2007	323	2/26/2007
	4,242	2/24/2007	322	2/26/2008
	4,243	2/24/2008
	6,906	2/22/2007
	6,906	2/22/2008
	6,908	2/22/2009

	Number of stock options that have not vested	Vesting Date	Number of shares or units that have not	Vesting Date
Paul E. Hartley	3,008	2/25/2007	168	2/26/2007
	2,084	2/24/2007	167	2/26/2008
	2,085	2/24/2008
	2,348	2/22/2007
	2,348	2/22/2008
	2,349	2/22/2009
John M. Murabito	6,937	2/25/2007	6,025	4/28/2007
	4,546	2/24/2007
	4,546	2/24/2008
	3,040	2/22/2007
	3,039	2/22/2008
	3,041	2/22/2009

Option Exercises and Stock Vested

This table provides information about the number of shares the named executive officers acquired upon exercise of stock options and vesting of restricted stock and the value they realized upon exercise of those stock options and vesting of restricted stock during 2006. The amounts in this table reflect CIGNA’s strong emphasis on variable and long-term compensation, appreciation of CIGNA’s common stock, and, for certain employees, tenure with the Company.

	Option Awards		Stock Awards
Name of executive officer (a)	Number of shares acquired on exercise (#) (b)	Value realized upon exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized Upon Vesting ($) (e)
H. Edward Hanway(1)	307,353	14,435,100	112,223	11,937,700
Michael W. Bell(1)	25,200	1,999,500	25,225	2,688,400
David M. Cordani	17,661	1,100,300	7,467	789,000
Paul E. Hartley	14,235	1,003,800	5,127	547,300
John M. Murabito(1)	14,760	961,700	9,000	937,700
Judith E. Soltz	2,956	28,100	3,500	389,500

(1)                 On August 6, 2006, the following deferred stock units vested: 100,000 for Mr. Hanway; 22,225 for Mr. Bell; and 9,000 for Mr. Murabito. Upon vesting, issuance of the shares was deferred under the terms of CIGNA’s Deferred Compensation Plan in the amount of $10,143,100 for Mr. Hanway; $2,254,300 for Mr. Bell and $912,800 for Mr. Murabito. These values are reflected in this table and in the Nonqualified Deferred Compensation Table on page 71.

Pension Benefits

This table shows the estimated retirement benefit payable to each of the named executive officers assuming that they retired at normal retirement age as of December 31, 2006. Other than actual payments reflected in the table, the disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the named executive officers. Those amounts will be known only at the time that they become payable.

Name (a)	Plan name (b)	Number of years credited service (#) (c)	Normal retirement age (#) (d)	Present value of accumulated benefit ($) (e)(1)	Payments during last fiscal year ($) (f)
H. Edward Hanway	CIGNA Pension Plan	28	65	654,000	—
	CIGNA Supplemental Pension Plan	28	65	13,200,000	—
Michael W. Bell	CIGNA Pension Plan	22	65	266,600	—
	CIGNA Supplemental Pension Plan	22	65	1,608,800	—
David M. Cordani	CIGNA Pension Plan	15	65	132,100	—
	CIGNA Supplemental Pension Plan	15	65	211,100	—
Paul E. Hartley	CIGNA Pension Plan	20	65	22,200	—
	CIGNA Supplemental Pension Plan	20	65	61,000	—
	CIGNA International Services, Inc. Third Country National Pension Plan	NA	NA	902,600	—
John M. Murabito	CIGNA Pension Plan	3	65	42,400	—
	CIGNA Supplemental Pension Plan	3	65	156,800	—
Judith E.Soltz	CIGNA Pension Plan	28	65	1,294,500	52,400
	CIGNA Supplemental Pension Plan	28	65	6,037,700	—

(1)                 Messrs. Hanway and Bell and Ms. Soltz participate in Part A of the CIGNA Pension Plan and the CIGNA Supplemental Pension Plan. The actuarial present value of their accumulated benefits were computed as a single life annuity payable from normal retirement age (actual retirement age for Ms. Soltz) and then discounted to the present value using the same assumptions as those for CIGNA’s financial reporting, specifically an interest discount rate of 5.75% and the RP 2000 mortality table.

Messrs. Cordani, Murabito, and Hartley participate in Part B of the CIGNA Pension Plan and the CIGNA Supplemental Pension Plan. Mr. Hartley also participated in the Third Country National Plan. The actual Part B account balance and the TCN account balance, as of December 31, 2006 are listed as the present value of accumulated benefits for each named executive officer.

A narrative description of the pension plans reported in the Pension Benefits Table is in the CD&A beginning on page 54. The same pension plan provisions apply to all eligible employees, including the named executive officers. Benefits are earned based on compensation (base salary and annual bonus, but not payment under any long-term incentive compensation plans) and years of credited service. The CIGNA Supplemental Pension Plan restores benefits to any employee whose CIGNA Pension Plan benefit is limited by one or more federal income tax laws.

Nonqualified Deferred Compensation

This table provides information about the contributions, earnings and balances of the named executive officers under CIGNA’s deferred compensation plans as of and for the year ended December 31, 2006.

Name (a)	Executive contributions in last FY ($) (b)(1)	Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($) (d)	Aggregate withdrawal/ distributions ($) (e)	Aggregate balance at last FYE ($) (f)(3)
H. Edward Hanway(2)	11,532,900	—	8,594,700	—	59,320,700
Michael W. Bell	2,532,000	—	873,400	—	5,839,300
David M. Cordani	95,200	—	161,600	280,500	1,022,600
Paul E. Hartley	91,000	—	33,100	—	124,100
John M. Murabito	1,037,800	—	295,900	—	1,691,900
Judith E. Soltz	—	—	534,200	—	5,539,300

(1)                 The amounts in this column include:  (1) $132,500 in base salary deferral for Mr. Hanway, reported in column (c) of the Summary Compensation Table on page 61; (2) $1,249,800, $277,800, $95,200, $91,000, and $125,000 in deferral of long-term incentive payouts for Messrs. Hanway, Bell, Cordani, Hartley and Murabito, respectively, which amounts were previously reported in column (h) of the Summary Compensation Table of the proxy statement for the 2006 annual meeting; (3) Deferred stock unit dividends in the amount of $7,500 for Mr. Hanway; and (4) $10,143,000, $2,254,300, and $912,800 of deferred stock unit awards for Messrs. Hanway, Bell, and Murabito, respectively, which amounts are also reported in the Options Exercises and Stock Vested Table on page 69.

(2)                 Approximately 80% of Mr. Hanway’s aggregate deferred compensation balance is in the form of deferred CIGNA stock payable upon his retirement. Prior to 2005, executives were able to voluntarily defer the shares acquired upon exercise of their stock options under the Deferred Compensation Plan. A narrative description of the nonqualified deferred compensation reported in the Nonqualified Deferred Compensation Table is provided in the CD&A beginning on page 57.

(3)                 $6,975,100, $1,547,200, $95,200, $437,000 and $668,100 were previously reported as compensation for Messrs. Hanway, Bell, Cordani, Murabito and Soltz, respectively in CIGNA’s Summary Compensation Table in its proxy statements for previous years.

The aggregate earnings and balance for the named executive officers reported in columns (d) and (f) above do not represent additional compensation paid by the Company. Aggregate earnings depend on the hypothetical investments selected by the named executive officer which mirror the 401(k) investment options and dividends. Because of the nature of the 401(k) investment options, aggregate earning and balances are subject to fluctuation and may decrease or increase based solely on the performance of the chosen investment options. Deferred CIGNA stock, however, may not be deemed invested in any other hypothetical investment. An amount equal to the dividends which would otherwise be paid on shares of deferred CIGNA stock or cash hypothetically invested in the CIGNA Stock Fund is credited to the named executive officer’s account as deferred cash, as of the applicable dividend payment date.

The following table shows the mirror 401(k) investment options that the named executive officers have invested in and their respective rates of return for the year ended December 31, 2006.

401(k) Investment Option	Annual Rate of Return for the year ended December 31, 2006 (%)
CIGNA Stock	17.79
Fixed Income	4.50
Fixed Income for Mandatory Deferrals	5.70
Large Cap Growth (Wellington Mgmt)	4.40
Large Cap Value/AJO	15.86
Large Cap Value (Wellington Mgmt)	12.9
Dryden S&P 500® Index	15.32
Mid Cap Growth/Artisan Partners	9.91
Mid Cap Value (Wellington Mgmt)	17.89
Small Cap Growth/TimesSquare	13.53
Small Cap Value/MEA	9.59
International Blend/The Boston Company	30.67
International Growth/Artisan Partners	25.53
State Street Global Advisors EAFE Index	26.05

Potential Payments Upon Termination or Change Of Control

The ranges disclosed below regarding potential payments upon termination or change of control are estimates only and by their nature are contingent upon events which may never occur. These estimates do not necessarily reflect the actual amounts that may be paid to the named executive officers. Actual amounts will be known only at the time that they become payable. The calculation of the estimated payments and benefits for each of the named executive officers in the circumstances described below relies heavily on assumptions used in making the calculations. These assumptions may change and cause the actual payments to differ significantly from the estimated payments described below. For example, deferred compensation distributions can be paid out in lump sum or in annual installments with payment triggered either upon termination or a specified date before termination. The payout of benefits accrued under the pension plans can also vary. Benefits for participants in the Part A method of the CIGNA Pension Plan would be paid in the form of an annuity upon the later of age 55 or termination, while payments under the CIGNA Supplemental Pension Plan, Part B of the CIGNA Pension Plan and the TCN Pension Plan would generally be made as a lump sum.

For the purposes of calculating the estimated payments, all of the actions described below assume that: (1) change of control and termination occur as of the last business day of 2006; (2) payments of benefits are made in lump sum on the last business day of 2006; and (3) that the value of options would be equal to the value realized upon exercise of those options that were in-the-money on the last business day of 2006. However, the actual exercise date of stock options is not known and the payment date for base salary and bonus can vary because of Internal Revenue Code rules relating to deductibility and deferred compensation, and because of other considerations.

Because Ms. Soltz retired in 2006, estimated payments have not been calculated for her. Her actual retirement payments are described under Retirement Agreement on page 60.

Estimated payment ranges are rounded to the nearest thousand and represent an approximation of what the payment could potentially be.

Payments to Executive Officers upon Any Termination

Upon termination for any reason, a named executive officer would receive amounts already earned or contributed under the pension plans and 401(k) plan unless the officer’s benefits have not yet vested in accordance with the applicable plan’s vesting requirements. CIGNA would also provide payout of the named executive officer’s contributions and earnings under the deferred compensation plan. For information about payments under the pension plans and the deferred compensation plan, see pages 54 through 58 of the CD&A. In addition, CIGNA assumes that, under any termination scenario, a named executive officer would exercise any vested, in-the-money options. Taking into account these items, CIGNA estimates that a total lump sum payment (comprised of amounts accrued under the pension plans, 401(k) plan, and the deferred compensation plan as well as the value of vested, in-the-money options) for each of the named executive officers would be approximately in the range of:  $106,244,000 to $117,427,000 for Mr. Hanway; $15,262,000 to $16,869,000 for Mr. Bell; $2,543,000 to $2,811,000 for Mr. Cordani; $2,057,000 to $2,274,000 for Mr. Hartley; and $5,026,000 to $5,556,000 for Mr. Murabito

Under the various termination scenarios described below, named executive officers may be entitled to receive the following additional benefits and payments.

Termination for Cause or Voluntary Termination

Generally, a named executive officer would receive limited payments or benefits in the case of voluntary termination, or termination for cause, such as after conviction of a felony involving fraud or dishonesty directed against CIGNA. Restricted stock, unvested and vested unexercised stock options and SPUs would be forfeited or expire upon termination and no bonus or additional base salary would be paid. However, in the case of voluntary termination, the PRC has the ability, under the Long-Term Incentive Plan, to permit payout of SPU awards if the named executive officer has been employed with CIGNA continuously from the date of award to the date of payment. Because the payout of SPUs upon voluntary termination has not been past practice, CIGNA assumes SPUs would be forfeited  in the event of a termination for cause or voluntary termination. Accordingly, CIGNA estimates that it would not make any payments in the event of a termination for cause or voluntary termination, other than those described under “Payments to Executive Officers upon Any Termination” above.

Retirement

Upon retirement, the amount of any benefits or payments to a named executive officer is subject to the discretion of the PRC and/or the terms of any agreement executed by the Company and the retiring named executive officer that has been approved by the PRC. However, based upon previous practice, a named executive officer would likely receive:

•       A prorated portion of that individual’s annual incentive target. The calculation includes the total annual incentive target for 2006 because the estimate assumes termination at year-end.

•       Payout of a pro-rated portion of previously awarded SPUs based upon the following formula: 33% of the 2006-2008 SPU awards; 67% of the 2005-2007 SPU; awards and 100% of the 2004-2006 SPU awards.

•       Accelerated vesting of any unvested stock options which become exercisable at retirement and expire on the original expiration date for which the calculation assumes the gain on in-the-money exercisable options. Restrictions on restricted stock awards would lapse upon retirement with the PRC’s approval.

The calculation of estimated payments below assumes CIGNA’s payment of approximately $30,000, in lieu of providing each retiring officer with executive financial planning and tax preparation services for the year. For the Chief Executive Officer, the calculation includes the incremental cost of providing office space and administrative assistance for one year, which is estimated to be approximately $20,000, and alarm maintenance for five years, which is estimated to be approximately $5,000. CIGNA estimates that the lump sum payment for each of the named executive officers under these circumstances would be approximately in the range of:  $29,644,000 to $32,764,000 for Mr. Hanway; $8,439,000 to $9,327,000 for Mr. Bell; $4,033,000 to $4,458,000 for Mr. Cordani; $2,203,000 to $2,434,000 for Mr. Hartley; and $3,742,000 to $4,136,000 for Mr. Murabito. In addition, each named executive officer would be entitled to receive the amounts accrued under CIGNA’s pension plans, 401(k) plan, and the deferred compensation plan as well as the value of vested, in-the-money options, as described under “Payments to Executive Officers upon Any Termination” on page 73.

Involuntary Termination not for Cause

Severance benefits may be provided to named executive officers whose employment is terminated because of job elimination, permanent disability or any other reason. CIGNA does not maintain any plan or formula to determine benefits that would be provided in the event that a named executive officer was terminated not for cause. Some of the benefits, such as severance payment or vesting of restricted stock awards, would be subject to the discretion of the PRC. The following factors are typically considered in the exercise of such discretion: length of service; the executive’s total compensation target; and the executive’s career plans following termination of employment with CIGNA.

Generally, a named executive officer would be eligible to receive as severance:

•       An amount equal to one year of base salary.

•       Payout of a pro-rated portion of that individual’s annual incentive target. The total amount of the annual incentive payout for 2006 was included in the estimate because it assumes termination at year-end.

•       Payout of a pro-rated portion of previously awarded SPUs based on the following formula: 33% of the 2006-2008 SPU awards, 67% of the 2005-2007 SPU awards and 100% of the 2004-2006 SPU awards, similar to what has been paid in previous instances.

•       A lump sum payment made in lieu of vesting, equal to the number of shares of restricted stock forfeited, multiplied by the average closing price (for quantification purposes $127.477) over 30 trading days ending on the assumed termination date at year-end.

Previous separation agreements with executive officers required the terminated officer to make certain promises, covenants and waivers, including those relating to non-competition and non-solicitation in exchange for the benefits and payments provided by the Company.

The calculation of estimated payments below assumes payment of approximately $30,000 for executive financial planning and tax preparation services and outplacement services. CIGNA estimates that the lump sum payment for each of the named executive officers under these circumstances would be approximately in the range of:  $18,541,000 to $20,493,000 for Mr. Hanway; $5,433,000 to $6,005,000 for Mr. Bell; $3,074,000 to $3,397,000 for Mr. Cordani; $1,941,000 to $2,145,000 for Mr. Hartley; and $2,963,000 to $3,274,000 for Mr. Murabito.  In addition, each named executive officer would be entitled to receive the amounts accrued under CIGNA’s pension plans, 401(k) plan, and the deferred compensation plan as well as the value of vested, in-the-money options, as described under “Payments to Executive Officers upon Any Termination” on page 73.

Termination upon a Change of Control

CIGNA does not expect a change of control to occur and so the payments and benefits discussed are entirely hypothetical and contingent in nature. However, if a change of control were to occur, named executive officers who are terminated (other than as the result of conviction of a felony involving fraud or dishonesty directed against CIGNA) within two years after a change of control would receive the following payment or benefits:

•       a payment equal to 156 weeks of pay, at the base salary rate in effect at termination and the calculation is based upon weekly base salary rates.

•       a payment equal to the greater of the annual incentive actually received for the preceding calendar year or the amount of the annual incentive target applicable to the employee under the applicable incentive plan immediately before the change of control multiplied by three.

•       for SPU awards, the greatest of: the target value; the value for a unit paid in the preceding twelve-month period; or the average of the unit values for the last two unit payments, which was $137.49.

In addition, restrictions on restricted stock awards would lapse upon termination. The vesting of any unvested stock options would be accelerated and the stock options would become exercisable at termination and expire on the earlier of the original expiration date or thee months from the termination date.

For a three-year period following a change of control of CIGNA, the CIGNA Pension Plan cannot be terminated, or benefit accruals reduced. If Part A were to be terminated in the fourth or fifth year following a change of control, additional benefits would be provided to participants, including an immediate 10% increase to persons receiving benefits and an annual 3% increase in benefits beginning at age 65. In addition, participants in Part A and Part B who are terminated, other than for cause, within three years following a change of control would receive certain benefits. Participants in Part A would receive up to three years of additional service credit and a floor amount of final average earnings based on their level of earnings when a change of control occurred. Participants in Part B would receive a special benefit credit for the year of termination equal to between 3% and 8.5% of the highest base salary in effect at any time between the date of the change of control and the date of termination, multiplied by the number of years between the date of termination and a date three years from the date of the change of control. The calculation of estimated payments below assumes payment of approximately $30,000 for executive financial planning and tax preparation services and outplacement services. In addition, the named executive officers would receive tax reimbursement payments for the excise tax imposed on the officer as a result of the payments received upon change of control. The calculation of the excise tax and associated tax reimbursement assumes taxes based on applicable individual federal, state and local tax rates.

CIGNA estimates that the lump sum payment for each of the named executive officers for termination not for cause under these circumstances would be approximately in the range of:  $72,884,000 to $80,556,000 for Mr. Hanway; $21,762,000 to $24,053,000 for Mr. Bell; $14,249,000 to $15,749,000 for Mr. Cordani; $7,928,000 to $8,762,000 for Mr. Hartley; and $10,176,000 to $11,247,000 for Mr. Murabito. In addition, each named executive officer would be entitled to receive the amounts accrued under CIGNA’s pension plans, 401(k) plan, and the deferred compensation plan as well as the value of vested, in-the-money options, as described under “Payments to Executive Officers upon Any Termination” on page 73. If within two years after a change of control, should any of the changes described in the next sentence affect an executive level employee, and he or she then resigns following written notification to CIGNA, the resignation will be treated as a termination upon a change of control. The covered changes are any reduction in compensation; any material reduction in authority, duties or responsibilities; or a relocation of the executive’s office more than 35 miles from its location on the date of the change of control.

Death

If a named executive officer dies while still an active employee, certain benefits are available to that individual’s estate or surviving spouse. Payout of the outstanding SPU awards is subject to the discretion of the PRC. In accordance with past practice, the estimates below assume that the named executive officer’s estate or the surviving spouse would receive payout of a prorated portion of the SPUs based upon the following formula:  33% of the 2006-2008 SPU awards; 67% of the 2005-2007 SPU awards; and 100% of the 2004-2006 SPU awards. Restrictions on restricted stock awards would lapse upon death. In addition, vesting of any unvested stock options would be accelerated and the stock option would become exercisable at termination and expire on the original expiration date. The calculation of the pension plan payouts includes the amount of an estimated survivor benefit, which along with other factors, is based upon the age of the deceased officer’s spouse. CIGNA estimates that the lump sum payment for each of the named executive officers under this circumstance would be approximately in the range of:  $13,194,000 to $14,583,000 for Mr. Hanway; $9,433,000 to $10,426,000 for Mr. Bell; $3,468,000 to $3,833,000 for Mr. Cordani; $1,804,000 to $1,993,000 for Mr. Hartley; and $3,343,000 to $3,695,000 for Mr. Murabito. In addition, each named executive officer’s estate would be entitled to receive the amounts accrued under CIGNA’s pension plans, 401(k) plan, and the deferred compensation plan as well as the value of vested, in-the-money options, as described under “Payments to Executive Officers upon Any Termination” on page 73. Because Messrs. Hanway and Bell participate in Part A of CIGNA’s pension plan, the value of pension payments made to a surviving spouse in the event of termination upon death is less than the value of pension payments described under “Payments to Executive Officers upon Any Termination”. For this reason, the estimated payments in this paragraph for Messrs. Hanway and Bell have been adjusted to reflect reduced pension payments.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA’s filings with the Securities and Exchange Commission, and in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” or similar expressions.

You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

•       Failure of CIGNA’s compensation and incentive plans to realize their intended objectives concerning executive retention, profitability, shareholder returns and execution of strategic goals.

•       Actual value of Strategic Performance Units may be higher or lower than amounts reported.

•       Adjustments to CIGNA’s estimated post-termination payments to named executive officers.

STOCK HELD BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table provides information as of January 31, 2007 regarding the amount of CIGNA common stock beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table (named executive officers) and the amount of CIGNA common stock beneficially owned by the directors, nominees and named executive officers as a group. In general, “beneficial ownership” includes those shares a director, nominee or executive officer has the power to vote or transfer (even if another person is the record owner), and stock options that are exercisable currently or that become exercisable within 60 days.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Nominees
Robert H. Campbell	1,418	*
H. Edward Hanway	1,100,171	1.1%
Isaiah Harris, Jr.	—	*
Jane E. Henney, MD	—	*
Peter N. Larson	4,500	*
Roman Martinez, IV	1,000	*
Harold A. Wagner	6,387	*
Carol Cox Wait	3,500	*
Donna F. Zarcone	—	*
William D. Zollars	—	*
Named Executive Officers	—	*
Michael W. Bell	212,184	*
David M. Cordani	58,060	*
Paul E. Hartley	49,477	*
John M. Murabito	71,801	*
Judith E. Soltz(2)	145,402	*
All Directors, Nominees and Executive Officers as a group including those named above (17 Persons)	1,565,854	1.6%

(1)   Includes:

•        shares of restricted common stock in the amount of 12,222 for Mr. Hanway; 3,000 for Mr. Bell; 645 for Mr. Cordani; 335 for Mr. Hartley; and 6,025 for Mr. Murabito;

•        shares acquirable within 60 days of January 31, 2007 by exercising vested stock options in the amount of 813,100 for Mr. Hanway; 191,310 for Mr. Bell; 42,868 for Mr. Cordani; 34,445 for Mr. Hartley; 60,124 for Mr. Murabito; and 145,402 for Ms. Soltz; and

•        holdings in CIGNA Stock Funds of 401(k) Plans in the amount of 433 for Mr. Hanway; 2,316 for Mr. Bell; 405 for Mr. Cordani; 217 for Mr. Hartley; and 378 for Mr. Murabito.

(2)   Ms. Soltz retired on June 30, 2006.

Additional Information about Stock Held by Directors and Executive Officers

Directors, nominees, and named executive officers as a group beneficially own approximately 1.6% of the outstanding common stock. These beneficial ownership percentages do not include any common stock equivalents and are based on 97,742,470 shares of common stock outstanding on January 31, 2007.

On January 31, 2007, the CIGNA Stock Funds of CIGNA’s two 401(k) plans for employees held a total of 3,280,382 shares, or approximately 3.37% of the outstanding common stock on that date. A CIGNA management advisory committee determines how the shares held in the CIGNA Stock Funds will be voted only to the extent the plan’s individual participants do not give voting instructions.

The directors and named executive officers control the voting and investment of all shares of common stock they own beneficially, except as described above.

Largest Security Holders

This table lists one shareholder that filed a Schedule 13G indicating that it beneficially owned more than five percent of CIGNA’s common stock as of December 31, 2006. We prepared the table using information from the Schedules 13G filed by the beneficial owner.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of 12/31/2006	Percent of Class as of 12/31/2006
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	5,679,800	5.5%

Capital Research and Management Company reported on a Schedule 13G filed on February 12, 2007, that it held these shares for the accounts of discretionary clients. These clients have the right to receive dividends and any proceeds from the sale of these shares. Capital Research and Management Company reported it does not have sole or shared voting power or shared dispositive power for any of these shares, but has sole dispositive power for all of these shares. Capital Research and Management reported to the Securities and Exchange Commission that it acquired its shares in the ordinary course of business with no intention of influencing control of CIGNA.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CIGNA’s directors and executive officers are required to file reports of their holdings and transactions in CIGNA securities with the Securities and Exchange Commission. Based on our records and representations from our executive officers and directors, we believe that all reports due in 2006 were filed as required, except (1) Mr. Cordani underreported his holdings by approximately 11 shares due to an administrative error by CIGNA’s third party benefits administrator; and (2) Mr. Hartley underreported his holdings by approximately 10 shares due to an administrative error by CIGNA’s third party benefits administrator. Messrs. Cordani and Hartley promptly filed amended Forms 4 reporting the additional shares when the errors were discovered.

2008 ANNUAL MEETING

The 2008 Annual Meeting will be held Wednesday, April 23, 2008, at a time and location to be announced later. The Board may change this date if necessary.

NICOLE S. JONES, Corporate Secretary

APPENDIX A

CIGNA EXECUTIVE INCENTIVE PLAN
(Amended and Restated as of January 1, 2007)

ARTICLE 1
Statement of Purpose

The CIGNA Executive Incentive Plan is intended to provide annual incentive bonuses to executive officers of the Company if annual performance goals are achieved. The Plan is also intended to qualify as a performance based compensation plan under Sections 162(m) and 409A of the Internal Revenue Code.

ARTICLE 2
Definitions

The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1   “Award” means the incentive compensation determined by the Committee under Section 4.3 of the Plan.

2.2   “Board” means the CIGNA board of directors.

2.3   “CIGNA” means CIGNA Corporation, a Delaware corporation, or any successor.

2.4   “CIGNA LTIP” means the CIGNA Long-Term Incentive Plan, or any successor plan under which grants of Common Stock or Restricted Stock are authorized.

2.5   “Code” means the Internal Revenue Code of 1986, as amended.

2.6   “Committee” means the People Resources Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the requirements for “outside directors” under Section 162(m), as in effect from time to time.

2.7   “Common Stock” means CIGNA common stock other than Restricted Stock.

2.8   “Company” means CIGNA and/or its Subsidiaries.

2.9   “Deferred Compensation Plan” means the CIGNA Deferred Compensation Plan, a similar or successor plan, or other arrangement for the deferral of compensation specified by the Committee.

2.10   “Disability” means permanent and total disability as defined in Code Section 22(e)(3).

2.11   “Employer” means the Company that employs a Participant during a Performance Period.

2.12   “Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934.

2.13   “Participant” means an employee described in Article 3 of the Plan.

2.14   “Peer Group” means a group of companies, selected by the Committee, whose financial performance is compared to CIGNA Corporation’s.

2.15   “Performance Measures” means the measures to be used to assess the Company’s performance with respect to Awards under the Plan. The measures shall be one or more of the following: earnings (total or per share); net income (total or per share); growth in net income (total or per share); income from selected businesses (total or per share); growth in net income or income from selected businesses (total or per share); pre-tax income or growth in pre-tax income; profit margins; revenues; revenue growth; premiums and fees; growth in premiums and fees; membership; membership growth; market share; change in market share; book value; total shareholder return; stock price; change in stock price; market capitalization; change in market capitalization; return on market value; shareholder equity (total or per share); return on equity; assets; return on assets; capital; return on capital; economic value added; market value added; cash flow; change in cash flow; expense ratios or other expense management measures; medical loss ratio; ratio of claims or loss costs to revenues; satisfaction—customer, provider, or employee; service quality; productivity ratios or other measures of operating efficiency; and accuracy of claim processing or other measures of operational effectiveness. The Committee may specify any reasonable definition of the measures it uses. Such definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to:  realized investment gains and losses; special items identified in the company’s reporting; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, or financing activities; expenses for restructuring or productivity initiatives; and other non-operating items.

2.16   “Performance Objectives” means the written objective performance goals applicable to performance conditions for Awards under the Plan. To the extent required by Code Section 162(m), the Performance Objectives shall be stated in terms of one or more Performance Measures. Performance Objectives may be for the Company as a whole, for one or more of its subsidiaries, business units, lines of business or for any combination of the foregoing and may be absolute or may require comparing the Company’s financial performance to that of a Peer Group or of a specified index or indices, or be based on a combination of the foregoing.

2.17   “Performance Period” means the period for which an Award may be made. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year.

2.18   “Plan” means the CIGNA Executive Incentive Plan (Amended and Restated as of January 1, 2007), as it may be amended from time to time. This Plan is deemed to be a Qualifying Plan under Section 9.1 of the CIGNA LTIP.

2.19   “Restricted Stock” means CIGNA common stock that is subject to restrictions on sale, transfer, or other alienation for a period specified by the Committee.

2.20   “Retirement” means a Termination of Employment, after appropriate notice to the Company, (a) on or after age 65 with eligibility for immediate annuity benefits under a qualified pension or retirement plan of the Company, or (b) upon such terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

2.21   “SEC” means the Securities and Exchange Commission.

2.22   “Section 162(m)” means Code Section 162(m).

2.23   “Section 409A” means Code Section 409A.

2.24   “Subsidiary” means any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by CIGNA; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by CIGNA; provided that such corporation, partnership, joint venture or other unincorporated entity is included in the Company’s consolidated financial statements under generally accepted accounting principles.

2.25   “Termination of Employment” means (a) the termination of the Participant’s active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant’s employing Company ceases to be a Subsidiary.

ARTICLE 3
Participation

Any Executive Officer designated by the Committee shall be a Participant in the Plan and shall continue to be a Participant until any Award he may receive has been paid or forfeited under the terms of the Plan.

ARTICLE 4
Incentive Awards

4.1   Objective Performance Goals.   The Committee shall establish Performance Objectives for a Performance Period not later than 90 days after the beginning of the Performance Period or by some other date required or permitted under Section 162(m). The Performance Objectives need not be the same for different Performance Periods and for any Performance Period may be stated separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

4.2   Performance Evaluation.   Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the Performance Objectives established for that Performance Period have been met. If the Performance Objectives established by the Committee have been met, the Committee shall so certify in writing.

4.3   Award.   If the Committee has made the written certification under Section 4.2 for a Performance Period, each Participant to whom the certification applies shall be eligible for an Award for that Performance Period. The maximum Award for each such Participant shall consist of (a) cash in the amount of $3 million and (b) in lieu of additional cash, 75,000 shares of Common Stock and/or Restricted Stock to be paid under Article 9 of the CIGNA LTIP. For any Performance Period, however, the Committee shall have the sole and absolute discretion to reduce the amount of, or eliminate entirely, the Award to one or more of the Participants. Payment of all or part of an Award in Common Stock or Restricted Stock shall be made under and subject to the terms and conditions of the CIGNA LTIP and the applicable grant. In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock, the number of shares of Common Stock and/or Restricted Stock that a Participant may receive as an Award under the Plan will be adjusted accordingly. If the outstanding shares of Common Stock and/or Restricted Stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of CIGNA or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination, the Committee shall make an appropriate adjustment in the number and/or kind of shares that may be awarded under this Plan.

4.4   Payment of the Award.

(a)           Payment of an Award in the form of cash or Common Stock shall be made as soon as practicable but not later than the end of the calendar year following the close of the Performance Period. An Award in the form of Restricted Stock shall be deemed granted by the Committee on the date of the Award. CIGNA Corporation shall issue and deposit any Award in the form of Common Stock and/or Restricted Stock into the stock account maintained for the Participant under the CIGNA LTIP.

(c)           The Participant may, in accordance with Section 409A, voluntarily defer receipt of an Award in the form of cash or Common Stock under the terms of the Deferred Compensation Plan. Any interest rate or hypothetical investment return credited on a voluntarily deferred Award shall be one that will produce a rate of return not considered to be an impermissible increase in compensation under Section 162(m).

(d)          The Employer shall have the right to deduct from any cash Award any applicable Federal, state and local income and employment taxes and any other amounts that the Company is required to deduct. Deductions from an Award in the form of Common Stock and/or Restricted Stock shall be governed by Section 15.6 of the CIGNA LTIP and the terms of the Award.

4.5   Eligibility for Payments.

(a)           Except as otherwise provided in this Section 4.5, a Participant shall be eligible to receive an Award for a Performance Period only if the Participant is employed by the Company continuously from the beginning of the Performance Period to the date of payment of the Award.

(b)          Under paragraph 4.5(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer, the Committee shall determine whether the leave of absence constitutes a break in continuous employment.

(c)           If a Participant’s Termination of Employment occurs after the end of a Performance Period but before the Committee makes an Award, and the Termination of Employment is on account of Retirement, death or Disability, the Committee shall determine whether to make an Award to or on behalf of the Participant.

(d)          Notwithstanding any other provision of the Plan, if a Participant’s Termination of Employment occurs after he receives an Award in the form of Restricted Stock, the terms of the stock grant and the CIGNA LTIP shall be applicable.

ARTICLE 5
Administration

5.1   General Administration.   The Plan is to be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. Subject to the terms and conditions of the Plan, the Committee is authorized and empowered in its sole discretion to select Participants and to make Awards in such amounts and upon such terms and conditions as it shall determine.

5.2   Administrative Rules.   The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret the Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3   Committee Members Not Eligible.   No member of the Committee shall be eligible to participate in this Plan.

5.4   Decisions Binding.   All decisions of the Committee concerning this Plan shall be binding on CIGNA and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under the Plan.

5.5   Section 162(m); Shareholder Approval.   Awards under this Plan are intended to satisfy the applicable requirements for the performance-based compensation exception under Section 162(m). It is intended that the Plan be administered, interpreted and construed so that Award payments remain tax deductible to the Company. Any Awards under this Plan shall be contingent upon shareholder approval of the Plan in accordance with Section 162(m) and applicable Treasury regulations. Unless and until such shareholder approval is obtained, no Award shall be made under this Plan.

ARTICLE 6
Amendments; Termination

The Plan may be amended or terminated by the Board or Committee. All amendments to this Plan, including an amendment to terminate the Plan, shall be in writing. An amendment shall not be effective without the prior approval of the shareholders of CIGNA Corporation if such approval is necessary to continue to qualify Awards as performance based compensation under Section 162(m), or otherwise under Internal Revenue Service or SEC regulations, the rules of the New York Stock Exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or Committee, no amendment to this Plan shall apply to Awards made before the effective date of the amendment. A Participant’s rights with respect to any Awards made to him may not be abridged by any amendment, modification or termination of the Plan without his individual consent.

ARTICLE 7
Other Provisions

7.1   Duration of the Plan.   The Plan shall apply to Awards for Performance Periods beginning after December 31, 2006 and shall remain in effect until all Awards made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Awards made under the Plan have expired.

7.2   Awards Not Assignable.   No Award, or any right thereto, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.3   Participant’s Rights.   The right of any Participant to receive any Award payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Employer. The Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Award for a Performance Period because of a Participant’s Participation in the Plan for any prior Performance Period, or because the Committee has made a written certification under Section 4.2 of the Plan for the Performance Period.

7.4   Termination of Employment.   CIGNA and each Subsidiary retain the right to terminate the employment of any employee at any time for any reason or no reason, and an Award is not, and shall not be construed in any manner to be, a waiver of such right.

7.5   Successors.   Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of CIGNA’s business or assets, shall assume CIGNA’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that CIGNA would be required to perform if no such succession had taken place.

Driving Directions

From Southern Locations: South Jersey, Baltimore, Washington

•       Take I-95 North. Exit onto I-676 West. Follow directions from I-676 West (see below).

From Northern Locations: New York, Connecticut, North Jersey

•       Take the New Jersey Turnpike to Exit 4 (Route 73). Go one mile on Route 73 North and take the exit for Route 38 West. Take Route 38 West towards Philadelphia to Route 30 West and follow signs for the Benjamin Franklin Bridge. After crossing the bridge, follow the signs for I-676 West. Follow directions from I-676 West (see below).

From I-676 West (Vine Street Expressway)

•       Take I-676 West to Broad Street Exit, on the right side, which will put you on 15th Street. Turn right onto Vine Street, turn right onto 16th Street, and then turn left onto Spring Garden Street. Spring Garden Street will intersect with Pennsylvania Avenue. Cross over Pennsylvania Ave. and enter a tunnel following signs for 76W/Art Museum. As you emerge from the tunnel take the first right at the stop sign onto Museum Drive Continue up the hill to the West Entrance and parking lot.

From Western Locations: Valley Forge, King of Prussia

•       Take I-76 East toward Philadelphia to I-676 East (Vine Street Expressway). Exit, on the right side, which will put you onto 15th Street and turn right onto Arch Street, then turn right onto 16th Street. Turn left onto Spring Garden Street. Spring Garden Street will intersect with Pennsylvania Avenue. Cross over Pennsylvania Avenue. and enter a tunnel following signs for 76W/Art Museum. As you emerge from the tunnel take the first right at the stop sign onto Museum Drive Continue up the hill to the West Entrance and parking lot.

PROXY/VOTING INSTRUCTION CARD
P R O X Y		CIGNA CORPORATION

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Nicole S. Jones, Corporate Secretary and Danthu T. Phan, Assistant Corporate Secretary, or either of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and vote all shares of the Corporation held of record by the undersigned on February 27, 2007 and all of the shares as to which the undersigned then had the right to give voting instruction to the record holder (trustee) under the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan, at the Annual Meeting of Shareholders, to be held at The Philadelphia Museum of Art, Van Pelt Auditorium, 26th Street and the Benjamin Franklin Parkway, Philadelphia, Pennsylvania, on April 25, 2007, at 3:30 p.m. or at any adjournment thereof, on the matters set forth below:

1.  ELECTION OF DIRECTORS, Nominees for terms expiring April 2010: 01 Robert H. Campbell, 02 Isaiah Harris, Jr., 03 Jane E. Henney, M.D., 04 Donna F. Zarcone.

2.  Ratification of Appointment of PricewaterhouseCoopers LLP as CIGNA’S Independent Registered Public Accounting firm for 2007.

3.  Approval of the amended and restated CIGNA Executive Incentive Plan.

In their discretion, upon such other matters as may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate selections (either on this card or electronically), but you need not specify any choices if you wish to vote in accordance with the Board of Directors’ recommendations, so long as you submit your proxy.

If you use this card to vote, you must sign it on the reverse side in order for your vote to be counted.

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

CIGNA Corporation Annual Meeting of Shareholders April 25, 2007 3:30 p.m. The Philadelphia Museum of Art, Van Pelt Auditorium 26th Street and the Benjamin Franklin Parkway Philadelphia, Pennsylvania

You can now access your CIGNA CORPORATION account online.

Access your CIGNA Corporation shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for CIGNA Corporation, now makes it easy and convenient to get current information on your shareholder account.
	• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

This proxy, when properly marked, signed, dated and returned, will be voted in the manner indicated below by the shareholder and in the discretion of the proxies upon such other matters as may properly come before the meeting. IF THIS PROXY CARD IS SIGNED AND RETURNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

Please Mark Here for Address Change or ☐

Comments
SEE REVERSE SIDE

1.               ELECTION OF DIRECTORS - to elect four directors

	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01 Robert H. Campbell	☐	☐	☐	2.	Ratification of Appointment of PricewaterhouseCoopers LLP	☐	☐	☐

Mark here if you would like your voting instructions to be confidential pursuant to the procedures on confidential voting described in the Proxy Statement. Marking this box will not absolve you of any independent fiduciary or other legal obligation

	FOR	AGAINST	ABSTAIN		as CIGNA’s Independent
02 Isaiah Harris, Jr.	☐	☐	☐		Registered Public Accounting Firm for 2007
	FOR	AGAINST	ABSTAIN	3.	Approval of the amended and	FOR	AGAINST	ABSTAIN
03 Jane E. Henney, M. D.	☐	☐	☐		restated CIGNA Executive Incentive Plan	☐	☐	☐		☐
	FOR	AGAINST	ABSTAIN
04 Donna F. Zarcone	☐	☐	☐		Voting Instructions for positions held in the CIGNA 401(k) Plan and the IntraCorp 401(k)
Performance Sharing Plan will be kept confidential.
to report how you voted nor prevent the inspectors from disclosing your vote if required by law or if otherwise permitted by the procedures.
Dated:________________________________, 2007

Signature

Signature if held jointly

Please sign exactly as your name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

	INTERNET					TELEPHONE
	http://www.proxyvoting.com/ci					1-866-540-5760
	Use the internet to vote your proxy.				OR	Use any touch-tone telephone to
	Have your proxy card in hand					vote your proxy. Have your proxy
	when you access the web site.					card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.